Form 8-K Exhibit Notice:

This Asset Purchase Agreement ("Agreement") is included as an exhibit to the Form 8-K to provide information regarding its terms.  Except for its status as the contractual document between the parties with respect to the transaction described herein, it is not intended to provide factual information about the parties.  The representations and warranties contained in this Agreement were made only for purposes of this Agreement and as of specific dates, were solely for the benefit of the parties hereto, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures between the parties.  These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  They should be viewed by investors in this context.

EXECUTION VERSION

ASSET PURCHASE AGREEMENT
among
Qualcomm Connected Experiences, Inc.,
a Delaware corporation
and
PTC Inc.,
a Massachusetts corporation
____________________________
Dated as of October 9, 2015
____________________________

1.	SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS		1
	1.1	Sale and Purchase of Assets	1
	1.2	Excluded Assets	2
	1.3	Assumption of Liabilities	3
	1.4	Assumption of Liabilities	4
	1.5	Escrow	4
	1.6	Allocation	4
	1.7	Nonassignable Purchased Assets	5
	1.8	Pro-Ration of Facilities Expenses	5
2.	CLOSING; CLOSING DELIVERABLES		5
	2.1	Closing	5
	2.2	Seller's Closing Deliverables	6
	2.3	Purchaser's Closing Deliverables	6
	2.4	Special Provisions Regarding Intellectual Property	7
3.	REPRESENTATIONS AND WARRANTIES OF SELLER		7
	3.1	Due Organization, Power and Authority; Swiss Subsidiary	7
	3.2	No Conflict	8
	3.3	Financial Statements	8
	3.4	Conduct in the Ordinary Course	9
	3.5	No Undisclosed Liabilities	9
	3.6	Contracts	9
	3.7	Title to Assets	9
	3.8	Intellectual Property	9
	3.9	Permits	11
	3.10	Legal Proceedings	12
	3.11	Compliance with Laws; Export Controls	12
	3.12	Environmental Matters	12
	3.13	Employee Benefit Matters	12
	3.14	Labor Matters	14
	3.15	Governmental Consents and Approvals	15

i

	3.16	Tax Matters	15
	3.17	Sufficiency	16
	3.18	Brokers and Finders	16
4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		16
	4.1	Due Organization, Power and Authority	16
	4.2	No Conflict	16
	4.3	Governmental Consents and Approvals	17
	4.4	Legal Proceedings	17
	4.5	Compliance with Laws	17
	4.6	Sufficient Funds	17
	4.7	Brokers and Finders	17
	4.8	No Other Representations and Warranties	17
5.	LIMITATIONS ON REPRESENTATIONS AND WARRANTIES		17
	5.1	Expiration	17
	5.2	Knowledge	18
6.	CERTAIN COVENANTS AND LICENSING MATTERS		18
	6.1	Conduct of Business Prior to the Closing Date	18
	6.2	Access to Information	19
	6.3	Regulatory Approvals; Consents	20
	6.4	Bulk Transfer Laws	21
	6.5	Further Action	21
	6.6	Confidential Information	21
	6.7	Certain Tax Matters	21
	6.8	Notification of Certain Matters	24
	6.9	Exclusivity	25
	6.10	Sublicense to Surf Agreements	26
7.	EMPLOYEE MATTERS		26
	7.1	Vuforia U.S. Specified Employees	26
	7.2	Vuforia Swiss Employees	27
	7.3	Special Jurisdiction Employees	27

	7.4	Waiver of Waiting Period	28
	7.5	W-2/Payroll Matters	28
	7.6	Employee Communications	28
	7.7	No Third Party Rights	28
	7.8	Employee Bonuses	28
8.	CONDITIONS TO CLOSING		29
	8.1	Conditions to Obligations of Seller	29
	8.2	Conditions to Obligations of Purchaser	30
9.	TERMINATION		30
	9.1	Termination	30
	9.2	Termination Procedures; Effect of Termination	31
	9.3	Waiver	31
10.	CERTAIN OTHER COVENANTS OF THE PARTIES		32
	10.1	Maintenance of Books and Records; Access	32
	10.2	Directors' Liability	32
11.	INDEMNIFICATION		32
	11.1	Indemnification by Seller	32
	11.2	Indemnification by Purchaser	33
	11.3	Defense of Claims	34
	11.4	Subrogation	34
	11.5	Escrow Fund and Claims Procedure	35
	11.6	Further Limitations	36
	11.7	Exclusive Remedy	36
12.	MISCELLANEOUS PROVISIONS		36
	12.1	Projections	36
	12.2	Expenses	36
	12.3	Notices	36
	12.4	Publicity	37
	12.5	Headings	38
	12.6	Severability	38

12.7	Entire Agreement	38
12.8	Assignment	38
12.9	No Third Party Beneficiaries	38
12.10	Amendment	38
12.11	Governing Law; Waiver of Jury Trial	38
12.12	Specific Performance	39
12.13	Construction of Agreement	39
12.14	Counterparts	39
12.15	Seller Disclosure Schedule	39

EXHIBITS
Exhibit A	-	Certain Defined Terms
Exhibit B	-	Form of Confidentiality Agreement
Exhibit C	-	Form of Copyright and Trade Secret License Agreement
Exhibit D	-	Form of Escrow Agreement
Exhibit E	-	Form of Patent Non-Assert and Agreement
Exhibit F	-	Seller Disclosure Schedule
Exhibit G	-	Form of Trademark Assignment Agreement
Exhibit H	-	Form of Trademark License Agreement
Exhibit I	-	Form of Transition Services Agreement

Schedules
Schedule 1.1(a)	-	Transferred Tangible Personal Property
Schedule 1.1(b)	-	Transferred Software
Schedule 1.1(d)	-	Transferred Contracts
Schedule 6.3(b)	-	Foreign Antitrust Jurisdictions
Schedule 7.1	-	Vuforia U.S. Employees
Schedule 7.2	-	Vuforia Swiss Employees
Schedule 7.3	-	Special Jurisdiction Employees
Schedule 7.4	-	Designated Retained Employees

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement is entered into as of October 9, 2015, by and among:  Qualcomm Connected Experiences, Inc., a Delaware corporation ("Seller"), and PTC Inc., a Massachusetts corporation ("Purchaser").  Certain capitalized terms used in this Agreement are defined on Exhibit A.
Recitals
A.            Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Assets, and in connection therewith Purchaser is willing to assume certain liabilities of Seller related thereto, all upon the terms and subject to the conditions set forth in this Agreement.
B.            In connection with the closing of the transactions contemplated by this Agreement, Seller and Purchaser intend to enter into certain other related agreements.
Agreement
Now, Therefore, in consideration of the mutual representations, warranties and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Sale and Purchase of Assets; Related Transactions.
1.1            Sale and Purchase of Assets.  Subject to the terms and conditions set forth in this Agreement, Seller shall sell and transfer (or cause to be sold and transferred by its Affiliates) to Purchaser, and Purchaser shall purchase, at the Closing, all of Seller's and its Affiliates' right, title and interest as of the Closing Date in and to the following assets and properties (collectively, the "Purchased Assets"):
(a)            all items of furniture, equipment, and other tangible personal property set forth on Schedule 1.1(a);
(b)            the Software described in Schedule 1.1(b) (the "Transferred Software");
(c)            all Owned Intellectual Property that (i) does not consist of Software; and (ii) is used by Seller or the Swiss Subsidiary exclusively in the conduct of the Vuforia Business, but in all cases excluding the Excluded Intellectual Property  (collectively, the "Transferred Non-Software Intellectual Property");
(d)            the agreements, contracts, leases, purchase orders and other instruments set forth on Schedule 1.1(d) (collectively, the "Transferred Contracts");
(e)            copies of all books of account, financial, tax and other documents, records and files to the extent relating exclusively to the Vuforia Business, but excluding personnel records for the Hired Employees or Special Jurisdiction Employees; provided, however, that

Seller may retain copies of such records and files as required by applicable law and as reasonably necessary to enable Seller to fulfill its Tax filing, regulatory or statutory obligations after the Closing Date;
(f)            all 63,407,293 registered shares (Namenaktien) of the Swiss Subsidiary with a par value of CHF 0.01 each held by Seller (the "Swiss Subsidiary Shares");
(g)            all trade accounts receivable (including unbilled receivables), together with any unpaid financing charges accrued thereon, relating exclusively to the Vuforia Business;
(h)            all prepaid expenses, deposits and advances relating exclusively to the Vuforia Business; and
(i)            all promotional, marketing and advertising literature relating exclusively to the Vuforia Business.
1.2            Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, the Purchased Assets shall not include and Purchaser shall not acquire any interest in or any rights under, in or relating to, the following (collectively, the "Excluded Assets"):
(a)            any cash, cash equivalents, short-term investments and bank accounts;
(b)            all items of Excluded Intellectual Property;
(c)            any intercompany receivables reflecting indebtedness from Seller or any of its Affiliates, on the one hand, to any other Affiliate of Seller, on the other hand;
(d)            the capital stock, notes and other securities of, and all other interests of Seller or its Affiliates in, any Person, including all Affiliates of Seller, except as set forth in Section 1.1(f);
(e)            any insurance policies of Seller or its Affiliates and all rights of Seller or its Affiliates of every nature and description under or arising out of such insurance policies;
(f)            any rights to Tax refunds, credits or similar benefits, together with any interest due thereon or penalty rebate arising therefrom, relating to or arising out of the Vuforia Business or the Purchased Assets and attributable to a Pre-Closing Tax Period;
(g)            any claims (including claims for infringement of any Transferred Intellectual Property rights that occurred prior to the Closing Date) and causes of action of Seller or its Affiliates against other Persons (regardless of whether such claims or causes of action have been asserted by Seller or its Affiliates) and any rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller or its Affiliates (regardless of whether such rights are currently exercisable);
(h)            all rights of Seller and its Affiliates under this Agreement and the Ancillary Agreements; and

(i)            all other rights and assets that are not specifically referred to in Section 1.1.
1.3            Assumption of Liabilities.
(a)            Subject to the terms and conditions set forth in this Agreement, Purchaser shall, at the Closing, assume and shall pay, perform, satisfy and discharge when due, and Purchaser shall hold harmless and indemnify Seller and its Affiliates from and against, the following Liabilities of the Vuforia Business (collectively, the "Assumed Liabilities"):
(i)            all Liabilities reflected or reserved for on the Vuforia Balance Sheet;
(ii)            all Liabilities arising out of or relating to the Transferred Contracts;
(iii)            all Liabilities with respect to product warranties and service obligations arising out of or relating to the operations of the Vuforia Business, or any products manufactured, sold or distributed on behalf of the Vuforia Business, on or after the Closing;
(iv)            all liabilities related to the Swiss Subsidiary and the ownership of the capital shares, stock or similar ownership rights of the Swiss Subsidiary, arising on or after the Closing;
(v)            all Liabilities relating to the Vuforia Business Employees that become employees of Purchaser or any of its Affiliates at Closing, pursuant to applicable law or pursuant to Section 7 of this Agreement, regardless of when such Liabilities arose, including but not limited to all Liabilities (i) based on any act or omission of Purchaser or one of its Affiliates (including claims for wrongful or unfair termination or dismissal, advance notice and/or severance) or (ii) arising out of or resulting from Purchaser's or its Affiliates' failure to comply with the covenants in Section 7 of this Agreement;
(vi)            all Liabilities relating to the Vuforia U.S. Employees for any Employment Loss under the WARN Act arising out of or resulting from Purchaser's or its Affiliates' failure to comply with the covenants in Section 7 of this Agreement;
(vii)             all Liabilities for accounts payable for goods and services received or rendered by or on behalf of the Vuforia Business prior to the Closing Date; and
(viii)            all Liabilities for Taxes attributable to the Vuforia Business and the Purchased Assets (A) for periods other than the Pre-Closing Tax Periods, (B) described in Section 6.7(a), or (C) arising from a breach by Purchaser, its Affiliates and/or its Representatives of its obligations in Section 6.7(b).
(b)            Seller shall retain, and shall be responsible for paying, performing, satisfying and discharging when due, and Purchaser shall not assume or have any responsibility for, the following Liabilities of Seller (collectively, the "Excluded Liabilities"):

(i)            all Taxes not described in Section 1.3(a)(viii) that are (x) now or hereafter owed by Seller or any Affiliate of Seller (other than the Swiss Subsidiary), or attributable to the Purchased Assets or the Vuforia Business relating to any Pre-Closing Tax Period or (y) of the Swiss Subsidiary (1) with respect to any Taxable period (or portion thereof, determined in a manner consistent with Section 1.3(c) hereof) ending on or before the Closing Date, (2) resulting from or attributable to the consummation of the transactions contemplated by this Agreement, or (3) for any Taxes of any other Person imposed on the Swiss Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing;
(ii)            all Liabilities to the extent relating exclusively to the Excluded Assets and
(iii)            all Liabilities relating to the matters set forth on Part 3.18 of the Disclosure Schedule.
(c)            In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts or payroll for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of the Closing Date, and the amount of other Taxes that relates to the Pre-Closing Tax Period shall be deemed to be an amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the Straddle Period.
1.4            Purchase Price.  As consideration for the sale of the Purchased Assets and the other transactions contemplated hereunder at the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds, the sum of Sixty Five Million dollars ($65,000,000) (the "Purchase Price"), less the Escrow Amount.
1.5            Escrow.  On the Closing Date, Purchaser will deposit the Escrow Amount with the Escrow Agent.  The Escrow Fund shall be available to satisfy the indemnification obligations of the Seller under Section 11.1 of this Agreement.  The Escrow Fund shall be held and distributed by the Escrow Agent in accordance with the terms and conditions set forth in the Escrow Agreement.  All costs and expenses of the Escrow Fund shall be borne by the Purchaser.
1.6            Allocation.  For a period of up to sixty (60) days following the Closing, Purchaser and Seller agree to use commercially reasonable efforts to jointly prepare in good faith an allocation of the Purchase Price (including any Assumed Liabilities that are required to be treated as part of the Purchase Price for income tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder (and any other similar provision of state, local or non-United States law, as appropriate) (the "Purchase Price Allocation").  If the Purchaser and Seller agree on such Purchase Price Allocation in accordance with the provisions of this Section 1.6, they shall report the Purchase Price Allocation in the filing of all Tax Returns, including IRS Form 8594 and any supplemental or amended IRS Forms 8594 (and in the filing of any similar state, local or non-United States Tax Returns), and shall take no position and cause their Affiliates to take no position inconsistent with the Purchase Price Allocation for Tax purposes, unless otherwise required by applicable law.  If Purchaser and Seller fail to agree on a Purchase Price Allocation, each of Purchaser and Seller may file all Tax Returns in a manner it deems reasonable in its own discretion.
1.7            Nonassignable Purchased Assets.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign or transfer, or operate to effect any assignment or transfer, of any Purchased Asset (including any Transferred Contract) to Purchaser or any other Person to the extent that such assignment or transfer without the consent of another Person would constitute a material breach of such Purchased Asset or in any way materially and adversely affect the rights of Seller or Purchaser thereto.  If any such third party consent is not obtained or if an attempted assignment would be ineffective or would materially and adversely affect Seller's or Purchaser's rights under or to any Purchased Asset so that Purchaser would not receive substantially all such rights, then Seller shall use commercially reasonable efforts (it being understood that such efforts shall not include any requirement of Seller or any of its Affiliates to expend material sums of money or grant any material financial accommodation to any Person) to provide or cause to be provided to Purchaser, to the extent permitted by law, substantially all of the rights in and to any such Purchased Asset, and Seller shall pay or cause to be paid to Purchaser when received all monies received by Seller with respect to any such Purchased Asset.  To the extent substantially all of the rights to any Purchased Asset have been provided by Seller to Purchaser as set forth in the preceding sentence, such asset shall be deemed a Purchased Asset for all purposes of this Agreement and any Liabilities related thereto shall be deemed an Assumed Liability for all purposes of this Agreement.  If and when any consent or approval necessary to transfer or assign to Purchaser any Purchased Asset is obtained, the assignment or transfer of such Purchased Asset (and the assignment and assumption of any Liabilities related thereto) shall be effected in accordance with the terms of this Agreement.
1.8            Pro-Ration of Facilities Expenses.  All rent accrued on any of the facilities included in the Purchased Assets and any utility or similar charge of the facilities included in the Purchased Assets relating to the period prior to the Closing Date will be the Liability of Seller.  Any installment of rent due on any of the facilities included in the Purchased Assets and any utility or similar charge payable with respect to the period in which the Closing occurs shall be prorated between the parties hereto on the basis of the actual number of days applicable to pre-Closing and post-Closing occupancy or use.
2.	Closing; Closing Deliverables.
2.1            Closing.  The closing of the sale of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Purchaser (the "Closing") shall take place at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, California, 92121, as promptly as practicable following the date hereof, but in no event later than the third (3rd) business day following the satisfaction or waiver of the conditions set forth in Section 8 hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, time or date as Seller and Purchaser may mutually agree upon in writing.  For purposes of this Agreement, "Closing Date" shall mean the time and date as of which the Closing actually takes place.  Notwithstanding anything contained in this Agreement to the contrary, for the purposes of this Agreement, the Closing shall be deemed to have occurred as of 12:01 a.m., California time, on the Closing Date.
2.2             Seller's Closing Deliverables.  At the Closing, Seller or its Affiliates, as applicable, shall enter into and/or deliver to Purchaser each of the following agreements or documents:
(a)            the Confidentiality Agreement;
(b)            the Copyright and Trade Secret License Agreement;
(c)            the Escrow Agreement;
(d)            the Patent Non-Assert Agreement;
(e)            the Trademark Assignment Agreement;
(f)            the Trademark License Agreement;
(g)            the Transition Services Agreement;
(h)            the share certificate(s) representing all the Swiss Subsidiary Shares, duly endorsed in blank;
(i)            the minutes of a resolution of the board of directors of the Swiss Subsidiary approving the transfer of the Swiss Subsidiary Shares to the Purchaser and the entry of the Purchaser in the share register of the Swiss Subsidiary as of the Closing Date;
(j)            the share register of the Swiss Subsidiary in which the Purchaser is registered as the shareholder of the Swiss Subsidiary Shares as of the Closing Date;
(k)            a duly signed resignation letter of each member of the board of directors of the Swiss Subsidiary pursuant to which such member of the board resigns from his function as a board member with effect as of the Closing Date and releases the Swiss Subsidiary of any claims, other than with respect to provisions in the organizational documents of the Swiss Subsidiary with respect to the indemnification of board members; and
(l)            a certificate of non-foreign status from Seller in compliance with Treasury Regulation Section 1.1445-2(b)(2).
2.3            Purchaser's Closing Deliverables.  At the Closing, Purchaser or its Affiliates, as applicable, shall enter into each of the following agreements:
(a)            the Confidentiality Agreement;
(b)            the Copyright and Trade Secret License Agreement;
(c)            the Escrow Agreement;

(d)            the Patent Non-Assert Agreement;
(e)            the Trademark Assignment Agreement;
(f)            the Trademark License Agreement; and
(g)            the Transition Services Agreement.
2.4            Special Provisions Regarding Intellectual Property. Prior to the Closing, Purchaser shall download or otherwise obtain licenses (from a Person other than Seller or its Affiliates) to the Open Source Code necessary to facilitate the proper functioning and operation of any Software received under this Agreement.  Notwithstanding any other provision of this Agreement or any Ancillary Agreement, Purchaser expressly acknowledges, and Purchaser and Seller mutually agree, that (i) no transfer of Open Source Code is included with the Purchased Assets; (ii) the transfer of the Purchased Assets or any other Software hereunder will not constitute either an actual or deemed distribution of Open Source Code by Seller or its Affiliates; (iii) Seller and its Affiliates are not selling, leasing, licensing, sub-licensing, assigning or otherwise disposing of any Open Source Code or components thereof under this Agreement or any Ancillary Agreement; and (iv) the use by Purchaser of any Open Source Code in connection with the Purchased Assets or otherwise, will not subject Seller or its Affiliates to any open source terms or licenses or Copyleft Results relating to such Open Source Code.  Purchaser is responsible for obtaining its own licenses to all Open Source Code it may require in connection with its business, including without limitation, Open Source Code or software relating to or used in connection with the Purchased Assets. Purchaser acknowledges that in the event Seller agrees to provide Purchaser with any Open Source Code, Seller has only acted as an agent in the retrieval of open source and Seller has not engaged in a distribution to Purchaser of the Open Source Code used in connection with any Software received from Seller or its Affiliates.  To the extent that Purchaser has received any Open Source Code, Purchaser is deemed to have received such code directly from the applicable public open source repository under the applicable open source license and Seller is not a party to such transaction.  If and to the extent, notwithstanding the foregoing, a distribution or other activity that may trigger rights on behalf of Purchaser under terms contained in a FOSS License (as defined below), is construed to have taken place hereunder, Purchaser acknowledges that it may have additional rights under certain open source and free software licenses that apply to Open Source Code, including but not limited to rights under various versions of the General Public License, the Lesser General Public License, or any other license with a Copyleft Result (collectively, the "FOSS Licenses") and Purchaser, on behalf of itself and its Affiliates, hereby irrevocably waives all such rights it or they may have with respect to Seller and its Affiliates under such licenses.
3.	Representations and Warranties of Seller.
Except as set forth in the Seller Disclosure Schedule or in any document referred to in the Seller Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows:
3.1            Due Organization, Power and Authority; Swiss Subsidiary.
(a)            Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform the obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
(b)            The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and/or its Affiliates, as applicable, have been duly authorized by all requisite action on the part of Seller and/or its Affiliates.  This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller and/or its Affiliates, as applicable, and (assuming that this Agreement is a valid and binding obligation on Purchaser and that the Ancillary Agreements will be valid and binding obligations of Purchaser upon the execution and delivery thereof) this Agreement constitutes, and upon their execution and delivery the Ancillary Agreements will constitute, valid and binding obligations of Seller and/or its Affiliates, as applicable, enforceable against Seller and/or the applicable Affiliate in accordance with their respective terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally, and (ii) general principles of equity, including specific performance, injunctive relief and other equitable remedies.
(c)            The Swiss Subsidiary is a corporation limited by shares (Aktiengesellschaft) duly organized and validly existing under the laws of Switzerland.  Except as set forth in this Agreement, no further approvals are required to consummate the transfer of the Swiss Subsidiary Shares as contemplated under this Agreement.  Assuming the Closing occurs as contemplated under this Agreement, Purchaser shall acquire all outstanding equity interests in the Swiss Subsidiary, free and clear of all liens and encumbrances, except for the encumbrances set forth in the organizational documents of the Swiss Subsidiary, which have been previously delivered to Purchaser or its Representatives.  No other Person has any right to acquire equity interests in the Swiss Subsidiary.
3.2            No Conflict.  Assuming that all third party consents, and all consents, approvals, authorizations and other actions described in Part 6.3(d) of the Seller Disclosure Schedule have been obtained and have not been revoked and all filings and notifications listed in Part 6.3(d) of the Seller Disclosure Schedule have been made, and assuming the expiration or termination of any applicable waiting period under Antitrust Laws, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and/or its Affiliates and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, bylaws or similar organizational documents (as each have been amended to date) of Seller and/or its Affiliates, (b) conflict with or violate any law or governmental regulation or governmental order or decree applicable to the Purchased Assets or the Vuforia Business, or (c) conflict with, result in any breach of or constitute a default under any of the Material Contracts, except, in the case of clauses (b) and (c), where such violation, conflict, breach or default would not have a materially and adversely affect the operation of the Vuforia Business, taken as a whole, or would not prevent or materially delay consummation of the sale of the Purchased Assets to Purchaser.
3.3            Financial Statements.  Seller has delivered or otherwise made available to Purchaser complete and accurate copies of the carve-out unaudited balance sheet of the Vuforia Business as of the Statement Date (the "Vuforia Balance Sheet").  The Vuforia Balance Sheet was prepared in accordance with GAAP and fairly presents in all material respects the financial condition of the Vuforia Business at the Statement Date, except that the Vuforia Balance Sheet does not contain footnotes and is subject to normal year-end adjustments.
3.4            Conduct in the Ordinary Course.  Since the Statement Date, except as disclosed in Part 3.4 of the Seller Disclosure Schedule, the Vuforia Business has been conducted in the ordinary course, and there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on the Vuforia Business.  Without limiting the foregoing, since the Statement Date, except as disclosed in Part 3.4 of the Seller Disclosure Schedule, Seller and the Swiss Subsidiary have not taken any action described in 6.1(a) – (l).
3.5            No Undisclosed Liabilities.  There are no material Liabilities of the type required to be disclosed in the "liabilities" column of a balance sheet prepared in accordance with GAAP that are related to the Vuforia Business or the Swiss Subsidiary other than (a) Liabilities reflected or reserved against on the Vuforia Balance Sheet, (b) Liabilities incurred since the Statement Date in the ordinary course of business and which, individually or in the aggregate, are not material to the Vuforia Business and would not reasonably be expected to be material to the Vuforia Business, (c) Liabilities incurred under this Agreement, and (d) Excluded Liabilities.
3.6            Contracts.  Seller has made available to Purchaser a true and correct copy of each Material Contract as set forth on Part 3.6 of the Seller Disclosure Schedule, including all amendments thereto, in effect as of the date of this Agreement.  Each Material Contract (i) is a valid and binding obligation of Seller or its applicable Affiliate, including the Swiss Subsidiary, that is a party thereto and is enforceable against such Person in accordance with its terms, and (ii) to the knowledge of Seller, is a valid and binding obligation of the other party or parties thereto and is enforceable against such other party or parties in accordance with its terms, in each case except as enforceability may be limited by (A) bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally, and (B) general principles of equity, including specific performance, injunctive relief and other equitable remedies.  Except as disclosed in Part 3.6 of the Seller Disclosure Schedule, neither Seller nor its applicable Affiliate, including the Swiss Subsidiary, that is a party thereto is in material breach of, or material default under, any Material Contract, except in each case where any such breach or default has not had a Material Adverse Effect on the Vuforia Business and would not reasonably be expected to have a Material Adverse Effect on the Vuforia Business.
3.7            Title to Assets.  Seller and/or the Swiss Subsidiary own, lease or have the right to use all the Purchased Assets and, with respect to the Transferred Contracts, are a party to and enjoy the right to the benefits of all such contracts, subject to the terms and conditions set forth therein.  Except as disclosed in Part 3.7 of the Seller Disclosure Schedule, Seller and/or the Swiss Subsidiary have good and valid title to, or, in the case of leased or subleased Purchased Assets, valid and subsisting leasehold interests in, all of the tangible personal property included within the Purchased Assets, free and clear of all liens and encumbrances, except for Permitted Encumbrances.  Notwithstanding the foregoing, the representations set forth in this Section 3.7 do not apply to any Intellectual Property matters, which are covered exclusively by the representations in Section 3.8.
3.8            Intellectual Property.
(a)            Part 3.8(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Transferred Intellectual Property that consists of registered trademarks, copyrights or domain names (the "Registered Transferred IP").  To the knowledge of Seller, all of the Registered Transferred IP is valid and subsisting (other than Registered Transferred IP that consists of pending applications), and has not been abandoned or passed into the public domain.  Since October 1, 2012, neither Seller nor any of its Subsidiaries has received any written notice or claim that any such Registered Transferred IP is invalid or unenforceable.
(b)            Except as disclosed in Part 3.8(b) of the Seller Disclosure Schedule, to the knowledge of Seller, the Intellectual Property rights in the Transferred Intellectual Property, together with (i) the Intellectual Property rights licensed to the Purchaser under the Copyright and Trade Secret License Agreement and the Trademark License Agreement; and (ii) the Intellectual Property rights that are the subject of the Patent Non-Assert Agreement, collectively, constitute all of the material Intellectual Property rights (other than Designated Patents) owned by Seller or its Affiliates that are used in the operation of the Vuforia Business as it is currently conducted by Seller and its Affiliates.
(c)            Except as otherwise described in Part 3.8(c) of the Seller Disclosure Schedule, all rights of Seller or its Affiliates in each item of Transferred Intellectual Property are transferable and assignable to Purchaser as contemplated by this Agreement.  Seller and its Affiliates, as applicable, have the right, power, and authority to enter into, and grant the express license rights set forth in the Copyright and Trade Secret License Agreement and the Trademark License Agreement, and to make the covenants set forth in the Patent Non-Assert Agreement.
(d)            Except as otherwise described in Part 3.8(d) of the Seller Disclosure Schedule, the operation of the Vuforia Business as conducted since October 1, 2012 does not infringe on the Intellectual Property rights of any other Person.
(e)            To the knowledge of Seller, the operation of the Vuforia Business as conducted since October 1, 2012 does not infringe on the patent rights of any other Person.
(f)            Except as otherwise described in Part 3.8(f) of the Seller Disclosure Schedule, since October 1, 2012, no Person has made a claim in writing to Seller or the Swiss Subsidiary and no Legal Proceedings are pending (nor, to the knowledge of Seller, is any such Legal Proceeding overtly threatened) against Seller or its Affiliates either (i) challenging or seeking to deny or restrict the use by Seller or its Affiliates of any of the (A) Transferred Intellectual Property, or (B) the Intellectual Property rights licensed to the Purchaser under the Copyright and Trade Secret License Agreement, or (ii) alleging that any services provided, or products manufactured or sold by the Vuforia Business are being provided, manufactured or sold in violation of any Intellectual Property rights of such Person

(g)            Except as otherwise described in Part 3.8(g) of the Seller Disclosure Schedule, to the knowledge of Seller, no Person is infringing or misappropriating any of the Intellectual Property rights of Seller or its Affiliates in the Transferred Intellectual Property.
(h)            No current or former employee of or consultant to Seller or its Affiliates, including the Swiss Subsidiary has any ownership right or interest, directly or indirectly, in whole or in part, in any Transferred Intellectual Property.
(i)            Except as set forth in Part 3.8(i) of the Seller Disclosure Schedule, no source code for any Vuforia Business Software has been, to the knowledge of Seller delivered to any escrow agent.
(j)            To the knowledge of Seller, Part 3.8(j) of the Seller Disclosure Schedule sets forth a complete list of all material third-party Open Source Code that is incorporated into or contained in any Vuforia Business Software that is distributed to third parties as part of the currently distributed version of the Vuforia client-side software development kit.  Except as disclosed in Part 3.8(j) of the Seller Disclosure Schedule, to the knowledge of Seller, no Vuforia Business Software that is distributed to third parties as part of such Vuforia client-side software development kit contains, is derived from, is distributed with, or is being or was developed using Open Source Code in a manner that would cause a Copyleft Result.  Except as disclosed in Part 3.8(j) of the Seller Disclosure Schedule, to the knowledge of Seller, no Vuforia Business Software that is used to provide cloud or Software as a Service services to third parties contains, is derived from, or is being or was developed using Open Source Code licensed to Seller under the Affero General Public License, the Open Software License 3.0, the Apple Public Source License version 2.0 or the RealNetworks Public Source License version 1.0.
(k)            Seller and its Affiliates, including the Swiss Subsidiary, have taken reasonable steps to safeguard the information technology systems utilized in the Vuforia Business Software, including the implementation of reasonable procedures to protect against a third party's unauthorized insertion of: disabling codes or instructions, "back doors," "time bombs," "Trojan horses," "worms," "drop dead devices," "viruses" or other malicious software code that is designed to permit unauthorized access to, or the unauthorized disablement or erasure of, data or other software by a third party.
(l)            Seller and its Affiliates, including the Swiss Subsidiary, are, and since October 1, 2012 have been, in compliance in all material respects with (i) its written policies regarding data security and privacy governing data used or stored in the Vuforia Business and (ii) applicable Privacy Laws governing the use or disclosure of Personal Information in the Vuforia Business.  Since October 1, 2012, there have not been any written claims received from a third party by Seller or its Affiliates alleging any material failure to comply with applicable laws and regulations relating to the use or disclosure of Personal Information in the Vuforia Business.  Except as disclosed in Part 3.8(l) of the Seller Disclosure Schedule, since October 1, 2012, (A) to the knowledge of  Seller, there have not been any material losses or thefts of data, or security breaches, in each case solely to the extent related to data used or stored in the Vuforia Business; and (B) there have not been any written claims received from a third party by Seller or its Affiliates alleging any material loss, theft of data, or security breach described in the foregoing subsection (A).

3.9            Permits.  Seller and the Swiss Subsidiary currently hold all material permits, registrations, licenses and other approvals of Governmental Authorities necessary for the conduct of the Vuforia Business as it is now being conducted, and all such permits, licenses and other approvals are in full force and effect.  Seller and the Swiss Subsidiary have not received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any material permit, registration, license or other approval or providing notice of material violations under any law or governmental regulation.
3.10            Legal Proceedings.  There is no Legal Proceeding pending (or to the knowledge of Seller, overtly threatened) against Seller or the Swiss Subsidiary that would reasonably be expected to (i) prevent or materially delay the consummation of the sale of the Purchased Assets to Purchaser, or (ii) have a maximum potential liability to the Vuforia Business of greater than $250,000.
3.11            Compliance with Laws; Export Controls.
(a)            Seller and the Swiss Subsidiary are not violating in any material respect any law or governmental regulation applicable to the Vuforia Business, except where such violation would not reasonably be expected to prevent or materially delay the consummation of the sale of the Purchased Assets to Purchaser.
(b)            The Vuforia Business has at all times since October 1, 2012 conducted its export transactions in accordance in all material respects with all applicable United States export and re-export controls, including the United States Export Administration Act and Export Administration Regulations, the International Traffic in Arms Regulations, and Foreign Assets Control Regulations, other United States economic sanction requirements and customs regulations and all other applicable import/export controls in other countries in which the Vuforia Business is conducted.
(c)            Seller and its Affiliates, solely with respect to the operation of the Vuforia Business, are and have at all times since October 1, 2012 been in compliance in all material respects with the United States Foreign Corrupt Practices Act and all other applicable anti-bribery or anti-corruption laws of any jurisdiction (collectively, "Anti-Bribery Laws").  Neither Seller nor its Affiliates, nor to the knowledge of Seller, anyone acting on behalf of Seller or its Affiliates, has taken any action since October 1, 2012 that would cause Seller or its Affiliates, solely with respect to the operation of the Vuforia Business, to be in violation in any material respect of the Anti-Bribery Laws.
3.12            Environmental Matters.  Since October 1, 2012, Seller and its Affiliates, solely with respect to the operation of the Vuforia Business, have (a) not generated, used, treated, handled or stored on, or transported to or from, or released or discharged on any real property any Hazardous Materials in the conduct of the Vuforia Business except in material compliance with all applicable laws and governmental regulations and permits and licenses, (b) disposed of all Hazardous Materials waste used in the conduct of the Vuforia Business in material compliance with all applicable laws and governmental regulations and permits and licenses, and (c) complied in all material respects with all applicable environmental laws and governmental regulations relating to Hazardous Materials.

3.13            Employee Benefit Matters.
(a)            Part 3.13(a) of the Seller Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (other than offer letters or employment agreements with employees and agreements with consultants entered into in the ordinary course of business consistent with past practice) to which Seller or the Swiss Subsidiary, or one of their Affiliates, is a party, with respect to which Seller or the Swiss Subsidiary, or one of their Affiliates, has any continuing obligation or which are maintained, contributed to or sponsored by Seller or the Swiss Subsidiary, or one of their Affiliates, except for obligations to provide separation, severance, advance notice, termination or similar-type benefits under applicable law, and in each case for the benefit of any Vuforia Business Employee (collectively, the "Plans").  Each Plan is in writing and Seller has made available to Purchaser a true and complete copy of each Plan and a true and complete copy of each material document prepared in connection with each such Plan including, where applicable:  (i) each summary plan description and summary of material modifications, and (ii) the most recently received Internal Revenue Service ("IRS") determination letter or opinion letter for each such Plan.
(b)            None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Seller or the Swiss Subsidiary, or one of their Affiliates, could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan").  None of the Plans is subject to Title IV of ERISA.  None of the Plans provides for the payment or provision of separation, severance, advance notice, termination or similar-type benefits to any Vuforia Business Employee or obligates Seller or the Swiss Subsidiary, or one of their Affiliates, to pay or provide separation, severance, termination or similar benefits solely as a result of the transactions contemplated hereby to any Vuforia Business Employee, except as required by applicable law.  Except as set forth in Part 3.13(b) of the Seller Disclosure Schedule, none of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former Vuforia Business Employee, except as required by applicable law.
(c)            Each Plan has been operated in all material respects in accordance with the requirements of all applicable laws and governmental regulations, including ERISA and the Code.
(d)            Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on an opinion letter from the IRS to the effect that the Plan is qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of Seller, no fact or event has occurred since the date of such determination letter or opinion letter from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.  Each trust maintained or contributed to by Seller or the Swiss Subsidiary, or one of their Affiliates, for the benefit of Vuforia Business Employees which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and, to the knowledge of Seller, no fact or event has occurred since the date of such determination by the IRS that could reasonably be expected to adversely affect such qualified or exempt status.
(e)            To the knowledge of Seller, there has been no material prohibited transaction (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) with respect to any Plan that could reasonably be expected to adversely affect the benefits of a Vuforia Business Employee.  Neither Seller nor the Swiss Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course) in connection with any Plan, including any liability in connection with (i) the termination or reorganization of any Plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan.
(f)            All contributions, premiums or payments required to be made with respect to any Plan for the benefit of a Vuforia Employee have been made on or before their due dates.
(g)            To the knowledge of Seller, all International Employee Plans comply in all material respects with the applicable local laws.  Neither Seller nor its Affiliates has any material unfunded liabilities with respect to any such International Employee Plans.  To the knowledge of Seller, there is no pending or threatened litigation relating to any International Employee Plan.
3.14            Labor Matters.
(a)            Except as set forth in Part 3.14(a) of the Seller Disclosure Schedule, (i) neither Seller, the Swiss Subsidiary nor any of their Affiliates is a party to any collective bargaining agreement, collective bargaining relationship, works council, trade union, labor association, or other labor union contract applicable to any Vuforia Business Employee, (ii) there are no material controversies, strikes, union certification procedures, slowdowns or work stoppages pending or, to the knowledge of Seller, threatened between Seller, the Swiss Subsidiary or any of their Affiliates and any of the Vuforia Business Employees, and neither Seller nor the Swiss Subsidiary (nor any of their Affiliates) has experienced any such controversy, strike, slowdown or work stoppage within the past three (3) years; (iii)  Seller, the Swiss Subsidiary, and their Affiliates are currently in compliance in all material respects with all applicable laws and governmental regulations relating to the employment of Vuforia Business Employees, including those related to wages, hours, social security, and the payment and withholding of Taxes and other sums as required by applicable law and Seller, the Swiss Subsidiary and their Affiliates have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Vuforia Business Employees; (iv)  Seller, the Swiss Subsidiary and their Affiliates have paid in full to all Vuforia Business Employees or adequately accrued for in accordance with GAAP or applicable law all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Vuforia Business Employees; (v) Seller, the Swiss Subsidiary and their Affiliates are not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to Vuforia Business Employees;

(vi) Seller, the Swiss Subsidiary and their Affiliates have properly classified independent contractors to the Vuforia Business under applicable law; and (vii) to the knowledge of Seller, no Vuforia Business Employee is in violation of the terms of any employment contract, nondisclosure agreement, noncompetition agreement or nonsolicitation agreement by which such Vuforia Business Employee is bound due to the activities in which such Vuforia Business Employee engages for Seller or the Swiss Subsidiary.
(b)            Part 3.14(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, for each Vuforia Business Employee (other than the Designated Retained Employees), such Person's (i) name or, to the extent privacy laws require, identification number; (ii) current job title or, to the extent privacy laws require, current job category; (iii) location of employment; (iv) 2014 annual salary; (v) current annual salary; (vi) length of employment with Seller, Swiss Subsidiary or their Affiliates and service date (including such length of employment with Seller, the Swiss Subsidiary or an Affiliate honored in connection with an acquisition); (vii) 2014 bonus, if any; (viii) target 2015 bonus, if any; (ix) accrued vacation or paid time off balance; and (x) inactive status, if applicable (including lay-off, short-term disability leave, long-term disability leave, pregnancy or parental leave, personal leave, or leave pursuant to workers' compensation legislation).
3.15            Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller and/or its Affiliates, as applicable, do not and will not require any consent, approval, authorization, notification, waiting period expiration or termination or order of any Governmental Authority, except as required by Antitrust Laws.
3.16            Tax Matters.
(a)            All of the material Tax Returns required to be filed on or prior to the Closing Date (taking into account any extension of time to file granted or obtained) by Seller or the Swiss Subsidiary on account of the Vuforia Business or the Purchased Assets have been filed or will be filed on or prior to the Closing Date and all such Tax Returns are (or will be when filed) true, complete and correct in all material respects.
(b)            All material Taxes required to be paid by Seller or the Swiss Subsidiary on account of the Vuforia Business or the Purchased Assets (i) have been paid in full or (ii) are being contested in good faith and have been reserved for on the Vuforia Balance Sheet.
(c)            There are no outstanding Tax liens that have been filed by any Tax authority against any of the Purchased Assets, except for Permitted Encumbrances.
(d)            There is no pending dispute or claim concerning any material Liability for Taxes of Seller or the Swiss Subsidiary on account of the Vuforia Business or the Purchased Assets claimed or raised by any Governmental Authority.  There is no pending or, to the knowledge of Seller, threatened or anticipated audits or other investigations in respect of material Taxes of Seller or the Swiss Subsidiary on account of the Vuforia Business or the Purchased Assets.

(e)            Neither Seller (with respect to the Vuforia Business or the Purchased Assets) nor the Swiss Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains currently in effect.
(f)            This Section 3.16 contains the sole and exclusive representations and warranties of Seller with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this Section 3.16, and shall not be based on the representations set forth in any other provision of this Agreement.  No representation or warranty contained in this Section 3.16 shall be deemed to apply directly or indirectly with respect to any Taxes that are not attributable to Pre-Closing Tax Periods.  Notwithstanding anything to the contrary in this Section 3.16, Seller makes no representation as to the amount of, or limitations on, any net operating losses, Tax credits, Tax basis or other Tax attributes that the Swiss Subsidiary may have after the Closing Date.
3.17            Sufficiency.  Except as set forth on Part 3.17 of the Seller Disclosure Schedule, taking into account the rights provided under this Agreement and the Ancillary Agreements, immediately following the Closing Date Purchaser will own or have the right to use all material assets that are necessary and sufficient to enable the Purchaser or its Affiliates to conduct the Vuforia Business in substantially the same manner as conducted by Seller and its Affiliates in the ordinary course immediately prior to the Closing Date; provided, however, that Seller's sole and exclusive representations and warranties with respect to Intellectual Property rights are set forth in Section 3.8, and nothing in this Section 3.17 shall constitute any representations or warranties with respect to the sufficiency, infringement, or misappropriation of Intellectual Property rights.
3.18            Brokers and Finders.  Except as set forth on Part 3.18 of the Seller Disclosure Schedule, Seller and the Swiss Subsidiary are not a party to, nor in any way obligated to make any payment relating to, or have any Liability in respect of, any contract, commitment, undertaking or understanding in connection with the origin, negotiation, execution or performance of this Agreement.
4.	Representations and Warranties of Purchaser .
Purchaser hereby represents and warrants to Seller as follows:
4.1            Due Organization, Power and Authority.  Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser have been duly authorized by all requisite action on the part of Purchaser.  This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Purchaser, and (assuming that this Agreement is a valid and binding obligation on Seller and that the Ancillary Agreements will be valid and binding obligations of Seller and/or its Affiliates, as applicable, upon the execution and delivery thereof) this Agreement constitutes, and upon their execution and delivery the Ancillary Agreements will constitute, valid and binding obligations of Purchaser enforceable against

Purchaser in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally, and (b) general principles of equity, including specific performance, injunctive relief and other equitable remedies.
4.2            No Conflict.  Assuming compliance with Antitrust Laws, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or bylaws (or other organizational documents) of Purchaser, (b) conflict with or violate any law or governmental regulation or governmental order or decree applicable to Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any material contract to which Purchaser is a party or by which any of their respective assets or properties are bound, except as would not prevent or materially delay consummation of the sale of the Purchased Assets to Purchaser.
4.3            Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and each Ancillary Agreement by Purchaser do not and will not require any consent, approval, authorization, notification, waiting period termination or expiration or order of any Governmental Authority, except (a)  under Antitrust Laws in the jurisdictions listed on Schedule 6.3(b), or (b) where the failure to obtain such consent, approval, authorization or order would not prevent or materially delay consummation of the sale of the Purchased Assets to Purchaser.
4.4            Legal Proceedings.  There is no Legal Proceeding pending (or to the knowledge of Purchaser, overtly threatened) against Purchaser that would reasonably be expected to prevent or materially delay the consummation of the sale of the Purchased Assets to Purchaser.
4.5            Compliance with Laws.  To Purchaser's knowledge, Purchaser is not violating or infringing any laws or governmental regulations, except where such violation or infringement would not reasonably be expected to prevent or materially delay the consummation of the sale of the Purchased Assets to Purchaser.
4.6            Sufficient Funds.  Purchaser has and will have at Closing and at all times thereafter sufficient unencumbered funds to meet its obligations hereunder.
4.7            Brokers and Finders.  Purchaser is not a party to, nor in any way obligated to make any payment relating to, or have any Liability in respect of, any contract, commitment, undertaking or understanding in connection with the origin, negotiation, execution or performance of this Agreement.
4.8            No Other Representations and Warranties.  Purchaser has not relied on and is not relying on any representations or warranties regarding the Seller and its Affiliates, the Purchased Assets or the Vuforia Business, express or implied, except for the representations and warranties of Seller expressly set forth in Section 3 of this Agreement, as qualified by the Seller Disclosure Schedule.  Such representations and warranties of Seller constitute the sole and exclusive representations and warranties of Seller and its Affiliates in connection with the transactions contemplated hereby and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by Seller and its Affiliates.
5.	Limitations on Representations and Warranties.
5.1            Expiration.  All of the representations and warranties of the parties contained in Section 3 and Section 4 this Agreement or in any certificate delivered by a party hereto to the other party hereto shall terminate and expire, and shall cease to be of any force or effect, at midnight, California Time, on the date that is twelve (12) months after the Closing Date, and on such date any and all liabilities of the parties hereto with respect to such representations and warranties shall thereupon be extinguished, except for any liabilities relating to claims made prior to the date that is twelve (12) months after the Closing Date until such claims are resolved.
5.2            Knowledge.  No party hereto shall be deemed to have breached any representation or warranty that refers to the "knowledge" of such party, unless (a) with respect to Seller, any of the Seller Knowledge Persons has actual knowledge that such representation or warranty is materially inaccurate, and (b) with respect to Purchaser, any of the Purchaser Knowledge Persons has actual knowledge that such representation or warranty is materially inaccurate.
6.	Certain Covenants and Licensing Matters.
6.1            Conduct of Business Prior to the Closing Date.  Seller covenants and agrees that, except (i) to the extent Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Part 6.1 of the Seller Disclosure Schedule, or (iii) as permitted or contemplated by this Agreement or the Ancillary Agreements, Seller shall:
(a)            cause the Vuforia Business to be conducted in the ordinary course;
(b)            use commercially reasonable efforts to preserve intact the Purchased Assets and the Vuforia Business;
(c)            not sell, lease, license, transfer or otherwise dispose of any of the Purchased Assets, except in the ordinary course of business or pursuant to existing contractual obligations;
(d)            not create, assume or suffer to exist any lien or encumbrance on any of the Purchased Assets, other than Permitted Encumbrances;
(e)            not abandon or permit to lapse any material Transferred Intellectual Property rights;
(f)            not implement any layoffs of Vuforia Business Employees that would implicate the WARN Act;

(g)            except for normal increases in the ordinary course of business, not increase the base salary payable to any Vuforia Business Employee; and
(h)            not amend the certificate of incorporation or bylaws or similar organizational document of the Swiss Subsidiary;
(i)            maintain insurance coverage for the Vuforia Business at levels substantially consistent with presently existing levels and take no action that has the intentional effect of reducing the amount of insurance available or potentially available to Seller or the Vuforia Business;
(j)            not amend or terminate any Material Contract or enter into any contract that would be a Material Contract, unless such new Material Contract requires future payments to Seller or the Swiss Subsidiary in excess of $250,000 in any calendar year for the sale of goods, equipment, supplies, products or other personal property, or for the provision of services;
(k)            not enter into any compromise or settlement of any Legal Proceeding that is primarily related to the Vuforia Business or Seller, except for any such compromise or settlement that (A) does not impose any restrictions on the Vuforia Business, (B) involves a settlement solely of the payment of monetary damages of $250,000 or less (unless such cash payment shall be made by Seller prior to the Closing and for which the Vuforia Business shall not have a financial obligation following the Closing) and (C) does not involve an admission of liability, provided that the aggregate amount of any and all such compromises and settlements shall not exceed $250,000; and
(l)            not agree or commit to take any of the foregoing actions (except for the affirmative obligations under subclauses (a), (b) and (i) of this Section 6.1).
The covenants in this Section 6.1 shall not prevent Seller and its Affiliates from terminating the services to the Vuforia Business of the Designated Retained Employees who do not accept offers of employment from Purchaser or its Affiliates immediately prior to the Closing, whether by transferring the employment of such Designated Retained Employees to an Affiliate of QUALCOMM other than the Seller or the Swiss Subsidiary, or otherwise.
In addition, notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to obtain consent to do any of the foregoing if it has a reasonable good faith belief that obtaining such consent may violate Antitrust Laws; provided further that nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Vuforia Business or the Purchased Assets prior to the Closing.  Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Vuforia Business and the Purchased Assets and its operations.
6.2            Access to Information.  From the date hereof until the Closing Date, upon reasonable notice and subject to (a) the provisions of the Prior Confidentiality Agreement and (b) applicable laws, including Antitrust Laws and laws regarding confidentiality of employee information, Seller shall afford Purchaser and its Representatives reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records used in or exclusively related to the Vuforia Business for the sole purpose of facilitating the consummation of the transactions contemplated hereby.  Nothing herein shall require Seller to disclose any information to Purchaser if Seller determines, in its sole and absolute discretion, that such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which Seller or any of its Affiliates is a party).
6.3            Regulatory Approvals; Consents.
(a)            Each party shall use commercially reasonable efforts to file as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the transactions contemplated hereunder, and to submit promptly any additional information reasonably requested by any such Governmental Authority, and shall use commercially reasonable efforts to obtain all required consents, approvals, and authorizations from Governmental Authorities, and the expiration or termination of all required waiting periods, so as  to consummate the transactions contemplated by this agreement as promptly as possible.
(b)            Within ten (10) business days after the date of this Agreement, the parties shall file the notifications required under any applicable Antitrust Laws, in connection with the transactions contemplated hereunder in the jurisdictions identified in Schedule 6.3(b).
(c)            Subject to the confidentiality provisions of the Prior Confidentiality Agreement, each party shall promptly supply the other parties with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 6.3.  Except where prohibited by applicable laws or any Governmental Authority, and subject to the confidentiality provisions of the Prior Confidentiality Agreement, each of the parties shall: (i) promptly inform the other parties of any communication to or from any Governmental Authority, in each case regarding the transactions contemplated hereunder or in connection with an investigation regarding the transactions contemplated hereunder; (ii) consult with the other parties prior to making any filing, taking a position with respect to any filing, or communicating with any Governmental Authority regarding the transactions contemplated hereunder or in connection with an investigation regarding the transactions contemplated hereunder; (iii) permit the other party to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority by or on behalf of any party in connection with any Legal Proceeding related to this Agreement and the transactions contemplated hereunder or in connection with an investigation regarding the transactions contemplated hereunder (including any such Legal Proceeding relating to any Antitrust Law); (iv) coordinate with the other party in preparing and exchanging such information; (v) permit the other parties or its counsel to be present at each meeting or conference with representatives of a Governmental Authority regarding the transaction contemplated hereunder or in connection with an investigation regarding the transactions contemplated hereunder; and (vi) promptly provide the other party (or its counsel, pursuant to an appropriate joint defense and confidentiality agreement) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Authority related to this Agreement or the transactions contemplated hereunder or in connection with an investigation regarding the transactions contemplated hereunder, provided, however, that materials can be entirely withheld if they relate to the valuation of the transaction or where sharing the information would, in the good faith belief of the party whose material it is, would be prohibited by law or violate contractual obligations.
(d)            Seller promptly shall give any required notices to third parties, and use commercially reasonable efforts to obtain any required consents, under those Transferred Contracts set forth on Part 6.3(d) of the Seller Disclosure Schedule; provided, however, that Seller shall not be required to pay any money, incur any Liability or modify any contract in any manner whatsoever adverse to Seller in connection with obtaining any third party consent.  Purchaser shall cooperate and use its reasonable best efforts to assist Seller in giving such notices and obtaining such consents.
6.4            Bulk Transfer Laws.  Purchaser hereby acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws or governmental regulations, and Purchaser hereby waives compliance by Seller and its Affiliates with any applicable bulk sale or bulk transfer laws or similar laws or governmental regulations of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser (other than any obligations with respect to the application of the proceeds herefrom).
6.5            Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws or governmental regulations, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, including delivering, or causing to be delivered, the certificates and other documents to be delivered to the other party as a condition to such other party's obligations under Section 8 of this Agreement.
6.6            Confidential Information.
(a)            Notwithstanding Section 11 of the Prior Confidentiality Agreement, the parties hereto and their respective Affiliates, as applicable, agree that the Prior Confidentiality Agreement shall continue in full force and effect in accordance with its terms following the date hereof until the earlier of (a) the Closing Date and (b) in the event of a termination of this Agreement, July 26, 2017.  In addition, the parties agree that this Agreement, including the terms and conditions of the transactions contemplated hereunder and thereby and the information exchanged in connection with the execution hereof and thereof, shall be subject to the same standard of confidentiality as set forth in the Prior Confidentiality Agreement and shall be considered "Information" for purposes of the Prior Confidentiality Agreement.
(b)            At the Closing, the parties hereto and their respective Affiliates, as applicable, shall enter into the Confidentiality Agreement and, from and after the Closing, the

Confidentiality Agreement shall be binding upon the parties thereto, subject to the terms and conditions set forth therein.
6.7            Certain Tax Matters.
(a)            Sales Taxes.  Purchaser shall bear and pay any and all sales taxes, use taxes, transfer taxes, recording fees, title insurance premiums and similar Taxes, fees, charges and expenses required to be paid in connection with the assignment, sale, conveyance or transfer of the Vuforia Business and the Purchased Assets to Purchaser or otherwise in connection with the transactions contemplated hereunder.  To the extent any such Taxes are paid by Seller, Purchaser shall promptly reimburse Seller upon request.  At the request of Purchaser, Seller and its Affiliates shall provide Purchaser with any reasonably requested certificates to reduce or eliminate any such Taxes, fees, charges, or expenses, and shall use all commercially reasonable efforts to structure the assignment, sale, conveyance or transfer of the Vuforia Business and the Purchased Assets to the Purchaser in such manner as requested by the Purchaser in order to reduce or eliminate any such Taxes, fees, charges, or expenses.
(b)            Swiss Subsidiary Tax Matters.
(i)            Filing of Tax Returns.  Purchaser shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns of the Swiss Subsidiary that are required to be filed after the Closing Date ("Purchaser Prepared Returns"), and Purchaser shall remit or cause to be remitted any Taxes due (subject to Purchaser's rights to seek indemnification from Seller pursuant to Section 11.1(a)(iii)) in respect of such Purchaser Prepared Returns.  To the extent any Purchaser Prepared Return relates in whole or part to a Pre-Closing Tax Period, such Purchaser Prepared Return shall be prepared in a manner consistent with the prior Tax accounting practices and methods used by the Swiss Subsidiary (except to the extent Purchaser's Tax advisor determines there is no reasonable basis in law therefor or determines that such Tax Return cannot be so prepared and filed or an item so reported without being subject to penalties).  In the event that any item reflected on any Purchaser Prepared Return could form the basis for a claim of indemnification pursuant to Section 11.1 or affect the amount of payments to which Seller is entitled under Section 6.7(b)(v), Purchaser will submit such Purchaser Prepared Return to Seller for review and comment at least thirty (30) days prior to the due date for filing such Purchaser Prepared Return (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date), and will not file any such Purchaser Prepared Return without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.
(ii)            Closing Date Matters.  For the portion of the Closing Date after the Closing, none of Purchaser, its Affiliates and/or Representatives will cause the Swiss Subsidiary to take any action that will result in liability for Taxes other than actions taken in the ordinary course of business consistent with prior practice or actions explicitly contemplated by this Agreement.  None of Purchaser, its Affiliates and/or Representatives shall make or permit any election under Section 338(g) of the Code (or any comparable applicable provision of state, local or non-United States Tax law) with respect to the acquisition of the stock of the Swiss Subsidiary without the prior written consent of Seller; provided, however, that if Seller requests Purchaser in writing to file an election under Section 338(g) of the Code (or any comparable applicable provision of state, local or non-United States Tax law) with respect to such acquisition then Purchaser, its Affiliates and/or Representatives shall timely file such election if permitted by law.
(iii)            Amended Tax Returns, Retroactive Elections, Etc.  None of Purchaser, its Affiliates and/or Representatives will (A) file or amend any Tax Returns of the Swiss Subsidiary with respect to any Pre-Closing Tax Period, (B) have the Swiss Subsidiary make any Tax election that has retroactive effect to any Tax Return for a Pre-Closing Tax Period, or (C) agree to extend or waive the statute of limitations with respect to Taxes of the Swiss Subsidiary, in each such case except (1) as permitted by Section 6.7(b)(i), or (2) with the prior written consent of Seller (which will not be unreasonably withheld, delayed, or conditioned).
(iv)            With respect to any assessment or other Legal Proceeding with respect to Taxes (each a "Tax Contest") of the Swiss Subsidiary that relates solely to taxable periods that end on or before the Closing Date, Seller shall have the right to control such Tax Contest, including the defense and settlement thereof; provided that Seller (A) will keep Purchaser reasonably informed concerning the progress of such Tax Contest, (B) provide Purchaser copies of all correspondence and other documents relevant to such Tax Contest, and (C) will not settle such Tax Contest without the prior written consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.  For this purpose, upon request of Seller, the Purchaser shall, and shall cause the Swiss Subsidiary to, appoint Seller and/or its advisors as authorized representatives of the Swiss Subsidiary vis-à-vis any competent tax authorities.  Purchaser will have the right to participate in the defense of any such Tax Contest and to employ counsel, at its own expense, separate from the counsel employed by Seller.  With respect to any Tax Contest (1) involving Tax matters or items that could reasonably be expected to form the basis for a claim of indemnification against Seller pursuant to Section 11.1, and (2) that Seller does not or cannot elect to control pursuant to the preceding sentence, Purchaser will control such Tax Contest, including the defense and settlement thereof; provided that Purchaser (i) will keep Seller reasonably informed concerning the progress of such Tax Contest, (ii) provide Seller copies of all correspondence and other documents relevant to such Tax Contest, and (iii) will not settle such Tax Contest without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.  In addition, Seller will have the right to participate in the defense of any such Tax Contest (which will include participation in meetings with taxing authorities and review and comment on written submissions to taxing authorities) and to employ counsel, at its own expense, separate from the counsel employed by Purchaser.
(v)            Tax Refunds.  Seller shall be entitled to receive all refunds (or credits for overpayments) of Taxes with respect to Pre-Closing Tax Periods of the Swiss Subsidiary (provided that with respect to any Straddle Period the refund (or credit for overpayment) shall be calculated consistent with Section 1.3(c)).  Promptly upon receipt or realization of any such refund (or credits for overpayments), Parent shall cause the Swiss Subsidiary to pay over by wire transfer of immediately available funds, such refunds or credits to Seller, net of any Tax or other reasonable out-of-pocket cost to Purchaser, the Swiss Subsidiary, or their Affiliates resulting from the receipt of such refund.  Upon reasonable request from Seller, Purchaser shall cause the Swiss Subsidiary to file an amended Tax Return in order to obtain a Tax refund (or credits for overpayment) that Seller is entitled to pursuant to this Section 6.7(b)(v), and permit Seller to participate in the prosecution of any such refund claim.  Such amended Tax Return shall be filed within thirty (30) days of such request unless Purchaser has given Seller written notice of any reasonable objections within thirty (30) days after receiving the proposed Tax Return.  Purchaser will, and will cause the Swiss Subsidiary to, execute such other documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Purchaser, the Swiss Subsidiary and their Affiliates to perfect their rights in and obtain the Tax refunds (or credits for overpayment) contemplated by this Section 6.7(b)(v).
(c)            Cooperation.                                        Seller and Purchaser shall provide each other with such cooperation and information as any of them reasonably may request of the others in filing any Tax return, amended Tax return or claim for refund with respect to the Vuforia Business or the Purchased Assets, in determining liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes with respect to the Vuforia Business, Swiss Subsidiary or the Purchased Assets. Purchaser agrees to (i) retain all books and records with respect to Tax matters pertinent to the Vuforia Business and the Purchased Assets relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) use commercially reasonable efforts to give Seller reasonable written notice prior to destroying or discarding any such books and records and, if Seller so requests, allow Seller to take possession of such books and records.
(d)            Escrow Fund.  For all income Tax purposes, the parties hereto agree to, and no party hereto shall take any action or filing position inconsistent with, the following treatment of the Escrow Fund:
(i)            The rights of Seller to the Escrow Fund shall, to the extent permitted by applicable law, be treated as deferred contingent purchase price eligible for installment sale reporting under Section 453 of the Code, and any corresponding provision of state, local or non-U.S. law, as appropriate.
(ii)            Purchaser shall be treated as the owner of the Escrow Fund, and all interest and earnings from the investment and reinvestment of the funds in the Escrow Fund, or any portion thereof, shall be allocable to Purchaser pursuant to Section 468B(g) of the Code.
(iii)            If, and to the extent, any portion of the Escrow Fund is actually distributed to Seller, interest may be imputed on such portion to the extent required by the Code.
(e)            Adjustment to the Purchase Price.  Except as otherwise required by applicable law, any payments made after the Closing Date pursuant to this Agreement shall be treated as adjustments to the Purchase Price.
6.8            Notification of Certain Matters.
(a)            During the period between the date hereof and the earlier of the (x) Closing Date and (y) termination of this Agreement ("Pre-Closing Period"), promptly after obtaining knowledge thereof, Seller shall notify Purchaser of (i) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (A) any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of Seller in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Seller or the Purchaser's right to rely thereon, or the conditions to the obligations of the Purchaser except as provided in this Section 6.8(a).  At any time prior to the Closing Date, Seller shall have the right to update any part of the Seller Disclosure Schedule to the extent that any such update is required in order to make the representations and warranties of Seller contained herein true and correct as of the date of this Agreement and as of the Closing Date; provided, however, that no such update of any part of the Seller Disclosure Schedule shall affect the representations or warranties of Seller or the Purchaser's right to rely thereon, or the conditions to the obligations of the Purchaser except as provided in the following sentence.  If Seller notifies the Purchaser in writing of any matter pursuant to this Section 6.8(a) or deliver any updated parts to the Seller Disclosure Schedule pursuant to the immediately preceding sentence, and the Purchaser nevertheless consummates the Closing, the Purchaser shall have no claim for a breach of such representation or warranty based on the information contained in such notification and the provisions of Section 11 shall not apply with respect to any such matter.  Seller shall give prompt notice in writing to the Purchaser of any notice or other communication from any third party alleging that the consent of such third party is or may be required to be obtained by Seller in connection with the transactions contemplated hereunder.
(b)            During the Pre-Closing Period, promptly after obtaining knowledge thereof, Purchaser shall notify Seller in writing of (i) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (A) any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of Purchaser in this Agreement not to be complied with or satisfied in any material respect, and (ii) any failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Purchaser hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of the Purchaser, or the right of Seller to rely thereon, or the conditions to the obligations of Seller except as provided in the following sentence.  If the Purchaser notifies Seller prior to the Closing in writing of any matter referred to in the preceding sentence and Seller nevertheless consummates the transactions contemplated hereby, Seller shall have no claim for a breach of such representation or warranty based on the information contained in such notification and the provisions of Section 11 shall not apply with respect to any such matter.  Purchaser shall give prompt notice in writing to Seller of any notice or other communication from any third party alleging that the consent of such third party is or may be required to be obtained by Purchaser in connection with the transactions contemplated hereunder.
6.9            Exclusivity.
(a)            Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Seller shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective Representatives shall:

(i)            solicit, initiate or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or substantially all of the Vuforia Business, or all or substantially all of the Vuforia Business assets; or
(ii)            participate in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.
(b)            Immediately following the execution and delivery of this Agreement, Seller shall, and shall cause its Affiliates and their respective Representatives to, cease and cause to be terminated all existing discussions, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  Seller will notify Purchaser of the receipt of any such inquiry or proposal within four (4) business days after receipt or awareness by Seller.  Notwithstanding the foregoing, nothing herein shall limit Seller or its Affiliates from taking any direct or indirect action with respect to any Takeover Proposal.
6.10            Sublicense to Surf Agreements.  The parties shall negotiate in good faith to enter into a mutually satisfactory sublicense agreement to the Surf Agreements.  The parties acknowledge and agree that such sublicense shall not require Purchaser to pay any consideration thereunder for such sublicense.
7.	Employee Matters.
7.1            Vuforia U.S. Specified Employees.
(a)            Promptly following the date hereof, Purchaser or one of its Affiliates shall extend to each Vuforia U.S. Employee (other than those who are inactive, to the extent permitted by law), contingent on the Closing, an offer of employment (the "Offer Letter") that, if accepted, would provide such Vuforia U.S. Employee with (i) the same base salary or wages and annual target bonus opportunity (if applicable) and (ii) other employee benefits (but specifically excluding any equity based compensation) and terms of employment (including job title) that are substantially comparable in the aggregate to the benefits and terms of employment provided by Seller or its Affiliates to such Vuforia U.S. Employees immediately prior to the Closing.  Effective on the Closing Date, Purchaser or one of its Affiliates will hire each such Vuforia U.S. Employee who accepts and executes the Offer Letter (such employees who commence working for Purchaser or one of its Affiliates immediately following the Closing, collectively the "Hired Employees").  Seller consents, including on behalf of its applicable Affiliates, to Purchaser contacting the Vuforia U.S. Employees with respect to the desire of such employees to enter the employ of Purchaser or one of its Affiliates and Seller shall use commercially reasonable efforts to cooperate with the efforts of Purchaser to cause such Vuforia U.S. Employees to accept any offers of employment by Purchaser or its Affiliates and to execute Offer Letters.  Notwithstanding the foregoing, and subject to applicable law and any contractual limitations and benefits, nothing herein shall be construed as to prevent Purchaser or one of its Affiliates from terminating the employment of any Hired Employee at any time after the Closing Date for any reason (or no reason).  Purchaser agrees that each Hired Employee will receive credit for such employee's period of employment with Seller or one of its Affiliates (including in such length of employment Seller or its Affiliates honored in connection with an acquisition) for purposes of calculating severance benefits required under any law, and for purposes of calculating benefits under any Purchaser or Purchaser Affiliate paid time off, benefit, entitled leave or severance plan, contract or policy.
(b)            If any inactive Vuforia U.S. Employee listed on Schedule 7.1, and designated as of the date hereof on Schedule 7.1 as inactive, who would otherwise have received an Offer Letter from Purchaser or one of its Affiliates in accordance with Section 7.1(a), becomes eligible to return from an approved leave of absence to active work status after the Closing Date during the twelve (12) month period following the commencement of that leave (or such other period following the commencement of that leave during which s/he would be entitled to reemployment under applicable laws and Seller's or its Affiliate's policies and procedures in existence immediately prior to the Closing Date), Purchaser or one of its Affiliates shall extend an Offer Letter to such person and any such person who accepts such an offer and commences working for Purchaser or one of its Affiliates shall be treated as a Hired Employee as of the date of hire by the Purchaser or one of its Affiliates; provided, however, that no such employee of Seller or its Affiliates shall be guaranteed reinstatement to active service if s/he is unable to perform the essential functions of his/her job with or without a reasonable accommodation.
7.2            Vuforia Swiss Employees.  Effective as of immediately after the Closing, Purchaser agrees to cause the Swiss Subsidiary or another Affiliate of Purchaser to continue to employ immediately after Closing each Vuforia Swiss Employee (as listed on Schedule 7.2).  For the avoidance of doubt, and in compliance with applicable law, the Swiss Subsidiary or another Affiliate of Purchaser shall (i) continue to provide each Vuforia Swiss Employee with the same base salary or wages and annual target bonus opportunity (if applicable), (ii) continue to provide each Vuforia Swiss Employee with other compensation benefits and terms of employment (including job title) that are substantially comparable in aggregate, or greater than, the other compensation, benefits and terms of employment provided by the Swiss Subsidiary immediately prior to the Closing, and (iii) continue to provide each Vuforia Swiss Employee credit for such employees' period of employment with the Swiss Subsidiary or its Affiliates (including in such length of employment any employment the Swiss Subsidiary honored in connection with an acquisition) for purposes of calculating severance benefits and advance notice required under applicable law or collective agreement and for purposes of calculating benefits under any Swiss Subsidiary or Purchaser Affiliate paid time off, benefit, entitled leave, advance notice or severance plan, contract or policy.
7.3            Special Jurisdiction Employees.
(a)            Immediately following the date hereof, Purchaser or one of its Affiliates shall, as required by applicable law, extend to each Special Jurisdiction Employee (as listed on Schedule 7.3), contingent on Closing, an offer of continued employment and, effective on the Closing Date, Purchaser or one of its Affiliates will continue to employ each such Special Jurisdiction Employee who accepts and executes such offer of continuing employment.  For the avoidance of doubt, and in compliance with applicable law, Purchaser or one of its Affiliates shall (i) continue to provide each Special Jurisdiction Employee with the same base salary or wages and annual target bonus opportunity (if applicable), (ii) continue to provide each Special Jurisdiction Employee with other compensation, benefits and terms of employment (including job title) that are substantially comparable in the aggregate, or greater than, the other compensation, benefits and terms of employment provided by Seller (or any applicable Affiliate of Seller) to such Special Jurisdiction Employee immediately prior to the Closing, and (iii) provide each Special Jurisdiction Employee credit for such employees' period of employment with Seller or its Affiliates (including in such length of employment by Seller or its Affiliates honored in connection with an acquisition) for purposes of calculating severance benefits and advance notice required under applicable law or collective agreement and for purposes of calculating benefits under any Purchaser or one of its Affiliates paid time off, benefit, entitled leave, advance notice period or severance plan, contract or policy.  The parties hereto shall cooperate with each other to comply with all applicable provisions of the European Union Acquired Rights Directive or other similar country-specific legal standards or applicable laws in connection with the transfer of the Special Jurisdiction Employees.  For the avoidance of doubt, provided that Purchaser complies with its obligations under this Section 7.3(a), if a Special Jurisdiction Employee has not signed an acceptance of Purchaser's offer of employment within five business days after the Closing, any resulting Liability relating to an alleged termination of employment shall be deemed an Excluded Liability.
(b)            To the extent any notification or consultation requirements are imposed by applicable law with regard to the transactions contemplated hereunder as regards Special Jurisdiction Employees, Purchaser and Seller agree to cooperate to ensure that such notification or consultation requirements are completed.
7.4            Waiver of Waiting Period.  With respect to each Hired Employee and Special Jurisdiction Employee, Purchaser shall use commercially reasonable efforts to waive all waiting periods and pre-existing condition exclusions for group health and dental coverage and shall give appropriate credit for all co-payments and deductibles paid or accrued under Seller's and its Affiliates' employee benefit plans for the plan year in which the Closing occurs.
7.5            W-2/Payroll Matters.  Seller and Purchaser shall adopt the "standard procedure" for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53, with respect to each Hired Employee.  In addition, Seller and Purchaser shall adopt the "standard procedure" of Revenue Procedure 2004-53 for purposes of filing IRS Forms W-4 (Employee's Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).  Under this procedure, Seller shall keep on file all IRS Forms W-4 and W-5 provided by the Hired Employees for the period required by applicable law concerning record retention and Purchaser will obtain new Internal Revenue Service Forms W-4 and W-5 with respect to each Hired Employee.
7.6            Employee Communications.  Prior to making any written or oral communications to the Vuforia U.S. Employees or the Special Jurisdiction Employees, in each case except for Designated Retained Employees, pertaining to transactions contemplated by this Agreement, Seller shall provide Purchaser with a copy of the intended communication, Purchaser shall have a reasonable period of time to review and comment on the communication, and Purchaser and Seller shall cooperate in providing any such mutually agreeable communication.
7.7            No Third Party Rights.  Notwithstanding the foregoing, nothing contained herein shall (a) be treated as an amendment of any particular employee benefit plan,

(b) give any third party any right to enforce the provisions of this Section 7, or (c) obligate Purchaser to (i) maintain any particular employee benefit plan (except as required by applicable law) or (ii) retain the employment of any particular Vuforia U.S. Employee or any particular Special Jurisdiction Employee following the Closing Date, except as may be required by applicable laws.
7.8            Employee Bonuses. Seller shall be responsible for (a) the Vuforia Employee Success Bonuses and (b) a pro-rated portion of the Swiss Subsidiary Retention Bonuses (Seller's applicable portion shall be pro-rated based on the amount of time beginning on the commencement date of the applicable retention period for such Swiss Subsidiary Retention Bonuses and ending on the Closing Date).  No less than 10 business days prior to the payment date for such Vuforia Employee Success Bonuses and Swiss Subsidiary Retention Bonuses, Purchaser shall provide Seller with a list of those Vuforia U.S. Employees, Special Jurisdiction Employees and Vuforia Swiss Employees who remain employed with Purchaser or its Affiliates and are eligible to receive the Vuforia Employee Success Bonuses and Swiss Subsidiary Retention Bonuses, as applicable (such employees, the "Eligible Employees"). As promptly as practicable after receiving such notification from Purchaser, Seller shall pay, or cause to be paid, to Purchaser or its designated Affiliate, in cash by wire transfer of immediately available funds, an amount necessary to pay the Vuforia Employee Success Bonuses (including any applicable taxes associated with such bonuses) and Seller's applicable portion of the Swiss Subsidiary Retention Bonuses (including Seller's pro-rated portion of any applicable taxes associated with such bonuses) to the Eligible Employees, and, promptly thereafter, Purchaser shall pay (or cause its applicable Affiliate to pay) such Vuforia Employee Success Bonuses and Swiss Subsidiary Retention Bonuses, as applicable, to the Eligible Employees.
8.	Conditions to Closing.
8.1            Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
(a)            The representations and warranties of Purchaser contained in Section 4 of this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (without, for purposes of this Section 8.1, giving effect to any qualifications or limitations as to "materiality" or "Material Adverse Effect" set forth therein), except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.
(b)            The covenants and agreements contained in this Agreement to be complied with or performed by Purchaser on or before the Closing shall have been complied with or performed in all material respects.
(c)            Any waiting period (and any extension thereof), consent or approval required under applicable Antitrust Laws in the jurisdictions identified in Schedule 6.3(b) applicable to the purchase of the Purchased Assets and the other transactions contemplated hereby shall have expired, have been terminated or been obtained and remain in force.

(d)            There shall not be pending any Legal Proceeding in which a Governmental Authority is a party (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) which would have a Material Adverse Effect on the Vuforia Business.
(e)            Purchaser and its Affiliates shall have executed and delivered to Seller each of the applicable Ancillary Agreements and all such Ancillary Agreements shall be in full force and effect.
(f)            Purchaser shall have delivered to Seller a certificate dated as of the Closing Date signed by a duly authorized officer of Purchaser to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied.
8.2            Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
(a)            The representations and warranties of Seller contained in Section 3 of this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (without, for purposes of this Section 8.2, giving effect to any qualifications or limitations as to "materiality" or "Material Adverse Effect" set forth therein), except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Material Adverse Effect on the Vuforia Business.
(b)            The covenants and agreements contained in this Agreement to be complied with or performed by Seller on or before the Closing shall have been complied with or performed in all material respects.
(c)            Any waiting period (and any extension thereof), consent or approval required under applicable Antitrust Laws in the jurisdictions identified in Schedule 6.3(b) applicable to the purchase of the Purchased Assets and the other transactions contemplated hereby shall have expired, have been terminated or been obtained.
(d)            There shall not be pending any Legal Proceeding in which a Governmental Authority is a party (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) which would have a Material Adverse Effect on the Vuforia Business.
(e)            Seller and/or its Affiliates shall have executed and delivered to Purchaser each of the applicable Ancillary Agreements and all such Ancillary Agreements shall be in full force and effect.
(f)            Seller shall have delivered to Purchaser a certificate dated as of the Closing Date signed by duly authorized officers of Seller to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.
(g)            A Material Adverse Effect shall not have occurred since the date hereof.

9.	Termination.
9.1            Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)            by the mutual written consent of Seller and Purchaser;
(b)            by either Seller or Purchaser if the Closing shall not have occurred by the End Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(c)            by either Seller or Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;
(d)            by Seller upon a breach of any covenant or agreement on the part of Purchaser in this Agreement such that the conditions set forth in Sections 8.1(a) or 8.1(b) would not be satisfied (a "Purchaser Terminating Breach"), provided that, if such Purchaser Terminating Breach is curable prior to the expiration of thirty (30) calendar days from notice of such breach (but in no event later than the End Date) by Purchaser, through the exercise of its commercially reasonable efforts and for so long as Purchaser continues to exercise such commercially reasonable efforts Seller may not terminate this Agreement under this Section 9.1(d) unless such thirty (30) calendar day period expires without such Purchaser Terminating Breach having been cured; or
(e)            by Purchaser upon a breach of any covenant or agreement on the part of Seller in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied (a "Seller Terminating Breach"), provided that, if such Seller Terminating Breach is curable prior to the expiration of thirty (30) calendar days from notice of such breach (but in no event later than the End Date) by Seller through the exercise of its commercially reasonable efforts and for so long as Seller continues to exercise such commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 9.1(e) unless such thirty (30) calendar day period expires without such Seller Terminating Breach having been cured.
9.2            Termination Procedures; Effect of Termination.
(a)            If either party hereto wishes to terminate this Agreement pursuant to Section 9.1, such party will deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief statement of the basis on which such party is terminating this Agreement.
(b)            In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto; provided, however that (a) the parties shall remain bound by the Prior Confidentiality Agreement and the provisions of this Section 9.2 and Section 12 and (b) the termination of this Agreement shall not relieve any party from any Liability for any prior, willful and material breach of any covenant contained in this Agreement.
9.3            Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party contained in this Agreement.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any breach or term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same or any other term or condition of this Agreement.
10.	Certain Other Covenants of the Parties
10.1            Maintenance of Books and Records; Access.  In order to facilitate the resolution of any claims made against or incurred by Seller or its Affiliates prior to or following the Closing Date, for a period of seven (7) years after the Closing Date, Purchaser shall (a) retain the books and records of Seller and its Affiliates which are transferred to Purchaser pursuant to this Agreement relating to periods prior to or following the Closing Date in a manner reasonably consistent with past practice, and (b) upon reasonable notice, afford Seller and its Affiliates and their Representatives with reasonable access (including the right to make photocopies at Seller's expense), during normal business hours, to such books and records.
10.2            Directors' Liability.  The Purchaser shall procure that the resigning members of the board of directors of the Swiss Subsidiary be discharged from any liability as directors of the Swiss Subsidiary as soon as possible following the Closing and, in any event, at the next ordinary shareholders' meeting of the Swiss Subsidiary. The Purchaser shall not, and shall procure that none of its Affiliates (including, from the Closing Date, the Swiss Subsidiary) will, at any time, raise or make (including by way of set-off) any claim or take any legal action against any of the members of the board of directors resigning on or before the Closing on account of any act or omission by any of them during their term of office, under Swiss law including, without limitation, in accordance with article 752 Swiss Code of Obligations, except for willful breaches prior to the Closing of their fiduciary duties which damaged the Swiss Subsidiary. With the exception of the foregoing, any such (potential) claims (whether or not known at the date hereof) are hereby unconditionally and irrevocably waived by the Purchaser on its own behalf, and Purchaser will cause its Affiliates (including, as from the Closing Date, the Swiss Subsidiary) to unconditionally and irrevocably waive such claims.
11.	Indemnification.
11.1            Indemnification by Seller.
(a)            Subject to the limitations contained in this Section 11 and in the other provisions of this Agreement (including the provisions of Section 5) after the Closing Date, Seller shall hold harmless and indemnify Purchaser from and against any and all Damages actually incurred by Purchaser, its Affiliates and/or Representatives arising out of or resulting from:
(i)            any breach of any representation or warranty made by Seller in Section 3 of this Agreement;
(ii)            any breach of any covenant of Seller (A) set forth in this Agreement excluding Sections 6.10 and 7.8 hereof or (B) set forth in Sections 6.10 and 7.8 hereof; or
(iii)            the Excluded Liabilities.
(b)            Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be entitled to assert any claim for indemnification pursuant to Section 11.1(a)(i) and (a)(ii)(A) with respect to any breach by Seller of any of its representations, warranties or covenants set forth in this Agreement, and Seller shall not be required to make any indemnification payments hereunder with respect to any Damages actually incurred by Purchaser, its Affiliates and/or Representatives as a result of all breaches of such representations, warranties and covenants, until, and except to the extent that, the cumulative amount of such Damages actually exceeds $650,000 (the "Threshold"), in which event Seller shall be responsible for the aggregate amount of all Damages, regardless of the Threshold.  Seller's cumulative liability for all breaches of its representations, warranties and covenants shall in no event exceed, and the total amount of the indemnification payments that Seller shall be required to make under Section 11.1(a)(i) or (ii) shall be limited in the aggregate to, a maximum of $6,500,000 (the "Cap").
11.2            Indemnification by Purchaser.
(a)            Subject to the limitations contained in this Section 11 and in the other provisions of this Agreement (including the provisions of Section 5) after the Closing Date, Purchaser shall hold harmless and indemnify Seller from and against any and all Damages actually incurred by Seller, its Affiliates and/or Representatives arising out of or resulting from:
(i)            any breach of any representation or warranty made by Purchaser in Section 4 of this Agreement;
(ii)            any breach of any covenant of Purchaser set forth in this Agreement (other than any covenant of Purchaser set forth in Section 2.4);
(iii)            any breach of any covenant of Purchaser set forth in Section 2.4;
(iv)            the Assumed Liabilities; and
(v)            any Liability arising from any product sold or distributed, or any services provided, in connection with the operation of the Vuforia Business on or after the Closing Date.

(b)            Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be entitled to assert any claim for indemnification pursuant to Section 11.2(a)(i) or (ii) with respect to any breach by Purchaser of any of their representations, warranties or covenants set forth in this Agreement, and Purchaser shall not be required to make any indemnification payments hereunder with respect to any Damages actually incurred by Seller, its Affiliates and/or Representatives as a result of all breaches of such representations, warranties and covenants, until, and except to the extent that, the cumulative amount of such Damages actually exceeds the Threshold, in which event Purchaser shall be responsible for the aggregate amount of all Damages, regardless of the Threshold.  Purchaser's cumulative liability for all breaches of its representations, warranties and covenants shall in no event exceed, and the total amount of the indemnification payments that Purchaser shall be required to make under Section 11.2(a)(i) or (ii) shall be limited in the aggregate to, a maximum of the Cap.
11.3            Defense of Claims.  If any party hereto (the "Indemnitee") receives notice or otherwise obtains knowledge of any Matter with respect to which the other party hereto (the "Indemnifying Party") may become obligated to hold harmless or indemnify the Indemnitee, then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such Matter in reasonable detail and specifying the estimated amount of the Damages that may be incurred by the Indemnitee in connection therewith.  The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall be a condition precedent to any liability of the Indemnifying Party under this Section 11 with respect to such Matter.  The Indemnifying Party shall have the right, at its option, to assume the defense of such Matter at its own expense and with its own counsel.  If the Indemnifying Party elects to assume the defense of such Matter, then (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such Matter following the Indemnifying Party's election to assume the defense of such Matter, (b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee and that the Indemnifying Party or its counsel considers necessary or desirable for the defense of such Matter, (c) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such Matter, (d) the Indemnitee shall not admit any liability with respect to such Matter, (e) the Indemnifying Party shall attempt to keep the Indemnitee informed of all material developments and events relating to such Matter, and (f) the Indemnitee shall have the right to participate, at its own expense, in the defense of such Matter; provided, however, that the Indemnifying Party shall not settle, adjust or compromise such Matter, or admit any liability with respect to such Matter, without the prior written consent and approval of the Indemnitee (which consent and approval shall not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party elects not to assume the defense of such Matter, the Indemnitee shall proceed diligently to defend such Matter; provided, however, that the Indemnitee shall not settle, adjust or compromise such Matter, or admit any liability with respect to such Matter, without the prior written consent and approval of the Indemnifying Party (which consent and approval shall not be unreasonably withheld, conditioned or delayed).  To the extent that any provisions of this Section 11.3 are inconsistent with Section 6.7(b)(iv) with respect to a Tax Contest, Section 6.7(b)(iv) shall control.

11.4            Subrogation.  To the extent that either party hereto (the "Indemnitor") makes or is required to make any indemnification payment to the other party hereto (the "Indemnified Party"), the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party's Affiliates may have against any other Person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related.  The Indemnified Party shall permit the Indemnitor to use the name of the Indemnified Party and the names of the Indemnified Party's Affiliates in any transaction or in any proceeding or other Matter involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor's right of subrogation hereunder.
11.5            Escrow Fund and Claims Procedure.
(a)            The Escrow Fund shall be the exclusive means for Purchaser to collect any Damages for which Purchaser is entitled to indemnification under Section 11.1(a)(i) or (ii).  With respect to any indemnification claim under this Agreement not limited by the immediately preceding sentence to payment out of the Escrow Fund, Purchaser shall recover any such Damages (a) first, from the Escrow Fund, to the extent of the then remaining portion of the Escrow Amount, and (b) second, directly from Seller.  Notwithstanding the foregoing sentences and subject to Section 11.1 and the further limitations set forth herein, Purchaser shall have the right to recover indemnification under Section 11.1(a)(i) and (ii) directly from Seller to the extent that Purchaser previously recovered indemnification under Section 11.1(a)(iii) from the Escrow Fund.
(b)            Upon receipt by Seller of a certificate signed by an authorized officer of Purchaser (an "Officer's Certificate") stating that Damages exist with respect to the indemnification obligations of Seller set forth in Section 11.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the alleged breach of representation or warranty, breach of covenant, or Excluded Liability to which such item is related, Purchaser shall, subject to the provisions of this Section 11.5, be entitled to recover from the Escrow Fund a portion of such Escrow Fund having a value equal to such Damages.
(c)            Seller shall have a period of thirty (30) days from and after delivery of any Officer's Certificate to deliver to Purchaser a response, in which Seller shall:  (i) agree that Purchaser is entitled to be indemnified for all of the requested Damages (in which case the response shall be accompanied by written notice executed by Seller instructing the Escrow Agent to disburse the requested Damages to Purchaser) or (ii) dispute that Purchaser is entitled to be indemnified for the requested Damages.
(d)            If Seller disputes any claim or claims made in any Officer's Certificate, Purchaser shall have thirty (30) days to respond in a written statement to the objection of Seller.  If after such thirty (30) day period there remains a dispute as to any claims, Seller and Purchaser shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims (the "Claims Period").  If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by Seller and Purchaser and shall be delivered to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum for the release of any Escrow Amount to Purchaser in accordance with the terms of such memorandum and the Escrow Agreement.
(e)            If no agreement can be reached after good faith negotiation between the parties pursuant to Section 11.5(d) during the Claims Period, either Purchaser or Seller may initiate formal legal action with the applicable court in accordance with Section 12.11 to resolve such dispute.  The decision of the court as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything to the contrary set forth herein, the parties shall be entitled to act in accordance with such decision.
11.6            Further Limitations.
(a)            An Indemnified Party shall take, and shall cause its respective Affiliates and Representatives to take, all commercially reasonable steps to mitigate and otherwise minimize its Damages to the maximum extent reasonably possible upon and after becoming aware of any event that would reasonably be expected to give rise to any indemnifiable Damages hereunder.
(b)            Damages hereunder shall not include punitive, incidental, consequential, special, indirect or treble damages or damages based on lost profits, diminution of value or on any type of multiple (in each case, other than damages payable by an Indemnified Party to a third party).
(c)            Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
11.7            Exclusive Remedy.  The right of each party hereto to demand and receive indemnification pursuant to this Section 11 shall be the sole and exclusive right and remedy exercisable by such party with respect to any matters relating to, or arising under, this Agreement.
12.	Miscellaneous Provisions.
12.1            Projections.  In connection with Purchaser's investigation of the Vuforia Business and the Purchased Assets, Purchaser has received from Seller certain estimates, projections and other forecasts of the Vuforia Business.  Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, that Purchaser is familiar with such uncertainties, that Purchaser has made its own independent evaluation of the Vuforia Business and the Purchased Assets and that Purchaser shall not assert any claim against Seller or its Affiliates based upon, related to or in connection with such estimates, projections and forecasts.
12.2            Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants,

incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
12.3            Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile or electronic (i.e., pdf) transmission) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Seller:                                        Qualcomm Connected Experiences, Inc.
5775 Morehouse Drive
San Diego, CA 92121
Attention: Division Counsel
Facsimile: (858) 658-2503
with a copy to:                                                      Cooley LLP
4401 Eastgate Mall
San Diego, CA  92121
Attention: Jason L. Kent, Esq.
Facsimile: (858) 550-6420
E-Mail: jkent@cooley.com
if to Purchaser:                                        PTC Inc.
140 Kendrick Street
Needham, MA 02494
Attention: General Counsel
Facsimile: (781) 370-5735
E-Mail: avonstaats@ptc.com
with a copy to:                                                      Locke Lord LLP
111 Huntington Avenue
Boston, MA 02199-7613
Attention: Matt Dallett
E-Mail:  Matthew.Dallett@lockelord.com

12.4            Publicity.  No party to this Agreement shall make, or cause to be made, any disclosure, press release, public announcement or filing with the SEC (whether prior to or after the Closing Date) in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media and each party shall consult with the other party before issuing, and give the other party a reasonable opportunity to review and comment upon, any press release, public announcement or filing with the SEC (including any broadly disseminated employee, vendor or similar communication) with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release, make any public announcement, or make any filing with the SEC without first giving due consideration to comments from the other party and obtaining the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, no prior written consent of the other party shall be necessary if a party deems that any disclosure is required or advisable under applicable laws or governmental regulations, and provided further, each party may, without such consideration or consent, make any press release, public announcement or filing with the SEC, so long as such statements are consistent with and substantially similar to previous press releases, public announcements or filings with the SEC made jointly by the parties (or individually, if approved by the other party).
12.5            Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement or any provision contained in this Agreement.
12.6            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by or under any law or governmental regulation or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
12.7            Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.
12.8            Assignment.  No party hereto may assign, by operation of law, change in control, or otherwise, any of its rights or delegate any of its obligations hereunder without the written consent of the other party; provided however, (a) Seller may assign this Agreement, in whole and not in part, to a Person who acquires all or substantially all of the capital stock or assets and liabilities of Seller, without the consent of the Purchaser (b) Seller may assign this Agreement to one or more of its Affiliates in connection with any corporate re-structuring so long as Seller remains ultimately liable for the indemnification obligations hereunder, without the consent of the Purchaser and (c) Purchaser may collaterally assign its rights hereunder to any Person extending credit to Purchaser or any of its Affiliates without the consent of the Seller; provided, however, that, in the case of any assignment pursuant to clause (c) of this Section 12.1, no such assignment by Purchaser shall relieve Purchaser of its obligations hereunder.
12.9            No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever.

12.10            Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed on behalf of Seller and Purchaser.
12.11            Governing Law; Waiver of Jury Trial.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).  EACH PARTY TO THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.
12.12            Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of demonstrating the inadequacy of money damages.
12.13            Construction of Agreement.  Each party acknowledges that is has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.  As used in this Agreement, the words "includes" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words, without limitation.  References in this Agreement to "Sections" or "Exhibits" are intended to refer to Sections of and Exhibits to this Agreement.  All references to "$" shall mean United States Dollars.
12.14            Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered, including by facsimile or other electronic means, to the other party.  No party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each party forever waives any such defense.
12.15            Seller Disclosure Schedule.  The Seller Disclosure Schedule shall be subject to the following terms and conditions:  (a) items shall be arranged in parts corresponding to the numbered and lettered sections of this Agreement; (b) any item disclosed in the Seller Disclosure Schedule with respect to any particular section of this Agreement shall be deemed to be disclosed with respect to all other sections of this Agreement to the extent that it is reasonably apparent that such disclosure is related to such other sections of this Agreement; (c) no disclosure of any matter contained in the Seller Disclosure Schedule shall create an implication that such matter meets any standard of materiality, is outside the ordinary course of business or constitutes noncompliance with, or a violation of applicable law, any order by a Governmental

Authority or contract (it being acknowledged that matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the applicable Seller Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature); (d) any disclosures contained in the Seller Disclosure Schedule which refer to a document are qualified in their entirety by reference to the text of such document, to the extent a true and complete copy of which was included in the due diligence information supplied to Purchaser; (e) headings and introductory language have been inserted on the sections of the Seller Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the corresponding provisions in this Agreement; and (g) all references in the Seller Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between Purchaser and Seller and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to this Agreement by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement.
[Signature Page Follows]

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first set forth above.

Qualcomm Connected Experiences, Inc. a Delaware corporation

By:	/s/ David Wise
Name:	David Wise
Title:	Director

PTC Inc. a Massachusetts corporation

By:	/s/ Andrew D. Miller
Name:	Andrew D. Miller
Title:	EVP, CFO

EXHIBIT A

 CERTAIN DEFINED TERMS
"Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
 "Agreement" shall mean this Asset Purchase Agreement (including all Exhibits hereto and the Seller Disclosure Schedule), as it may be amended from time to time.
"Ancillary Agreements" shall mean: (a) the Copyright and Trade Secret License Agreement; (b) the Confidentiality Agreement; (c) the Escrow Agreement; (d) the Patent Non-Assert Agreement; (e) the Trademark Assignment Agreement; (f) the Trademark License Agreement; and (g) the Transition Services Agreement.
"Anti-Bribery Laws" shall have the meaning set forth in Section 3.11(c).
"Antitrust Laws" shall mean any applicable United States, state, foreign or supra-national antitrust or competition laws.
"Assumed Liabilities" shall have the meaning set forth in Section 1.3(a).
"Cap" shall have the meaning set forth in Section 11.2(b).
"Claims Period" shall have the meaning set forth in Section 11.5(d).
"Closing" shall have the meaning set forth in Section 2.1.
"Closing Date" shall have the meaning set forth in Section 2.1.
"Code" shall mean the Internal Revenue Code of 1986, as amended.
"Confidentiality Agreement" shall mean the Confidentiality Agreement to be entered into among QUALCOMM, Seller and Purchaser at the Closing in substantially the form attached as Exhibit B, as may be amended from time to time.
"Copyleft Result" shall mean a legal obligation that (a) arises as a condition of using any Open Source Code owned by a third party; and (b) requires or purports to require the (i) distribution or disclosure of source code for any Vuforia Business Software held as proprietary by Seller or any of its Affiliates as of the date hereof; and/or (ii) the grant to any third party, at no charge, of the rights to modify and create derivative works of any Vuforia Business Software held as proprietary by Seller or any of its Affiliates as of the date hereof.
"Copyright and Trade Secret License Agreement" shall mean the Copyright and Trade Secret License Agreement to be entered into between Seller and Purchaser at the Closing in substantially the form attached as Exhibit C, as may be amended from time to time.

"Damages" shall mean damages, out-of-pocket losses and expenses, including reasonable attorneys' fees and expenses; provided, however, that for purposes of computing the amount of Damages incurred by either party hereto, there shall be deducted therefrom (i) the amount of any tax benefit directly or indirectly received or receivable by such party or any of its Affiliates in connection with such Damages or the circumstances giving rise thereto, and (ii) the amount of any insurance proceeds directly or indirectly received or receivable by such party or any of its Affiliates in connection with such Damages or the circumstances giving rise thereto.
"Designated Patent" shall mean any patent or patent right that (a) is embodied in or used in the operation of any Component (as such term is defined in the Patent Non-Assert Agreement) or Permitted Device (as such term is defined in the Patent Non-Assert Agreement); or (b) includes any Excluded Qualcomm Patent Claim (as such term is defined in the Patent Non-Assert Agreement); or (c) includes any claim that is directed toward any technology that is the subject of a Qualcomm Licensing Program (as such term is defined in the Patent Non-Assert Agreement); or (d) is used in the implementation of any technical standard that is promulgated by any recognized standards body or industry consortium, including 3GPP, IEEE 802.11, or Next Generation Mobile Network consortium, or that is deployed as a de facto standard.
"Designated Retained Employees" shall mean the Vuforia Business Employees that are identified on Schedule 7.4.
"Eligible Employees" shall have the meaning set forth in Section 7.8.
"Employment Loss" shall mean "employment loss" as defined in the WARN Act.
"End Date" shall mean November 30, 2015.
"Entity" shall mean any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
 "Escrow Agent" shall mean Wilmington Trust, N.A., a national banking association.
"Escrow Amount" shall mean $6,500,000.
 "Escrow Agreement" shall mean the Escrow Agreement to be entered into between Seller, Purchaser and the Escrow Agent at the Closing in substantially the form attached as Exhibit D, as may be amended from time to time.
"Escrow Fund" means the fund established pursuant to the Escrow Agreement, including the Escrow Amount deposited by Purchaser with the Escrow Agent at the Closing pursuant to Section 1.5 of this Agreement.
"Excluded Assets" shall have the meaning set forth in Section 1.2.

"Excluded Intellectual Property" shall mean all right, title and interest of the Seller and its Affiliates in or to (a) Patents, (b) the name "Qualcomm," and any variations thereof or combinations with such name and all trademark rights associated with the same, (c) any and all Intellectual Property used both in the conduct of the Vuforia Business and in the conduct of any business of Seller or its Affiliates other than the Vuforia Business, provided that such Intellectual Property is not listed in Schedule 1.1(b), (d) any and all Intellectual Property (whether such Intellectual Property is Owned Intellectual Property or licensed to Seller or any of its Affiliates by a third party) that is not used in the conduct of the Vuforia Business, provided that such Intellectual Property is not listed in Schedule 1.1(b), (e) all Intellectual Property comprising or embodied in the Licensed Software, and (f) the Surf Agreements and all Intellectual Property licensed thereunder.
"Excluded Liabilities" shall have the meaning set forth in Section 1.3(a)(viii).
"FOSS Licenses" shall have the meaning set forth in Section 2.4.
"GAAP" shall mean United States generally accepted accounting principles in effect from time to time, as consistently applied by Seller.
"Governmental Authority" shall mean any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
"Hazardous Materials" shall mean (a) radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, and (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "contaminants" or "pollutants", or words of similar import, under any applicable law or governmental regulation.
"HIPAA" means the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A, D and E), the Transactions and Code Set Standards (45 CFR Part 162), and Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C), as in effect on the Closing Date, and the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 set forth at 42 USC § 17931 et seq., and all implementing regulations thereof, including all provisions that have been enacted as of the Closing Date.
"Hired Employees" shall have the meaning set forth in Section 7.1(a).
"Indemnified Party" shall have the meaning set forth in Section 11.4.
"Indemnifying Party" shall have the meaning set forth in Section 11.3.
"Indemnitee" shall have the meaning set forth in Section 11.3.

"Indemnitor" shall have the meaning set forth in Section 11.4.
"Intellectual Property" shall mean Seller's and its Affiliates' (a) inventions, ideas and conceptions of inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) Patents, (c) trademarks, service marks, certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names and other source identifiers, whether or not registered and whether or not currently in use, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office or in any office or agency of any state or territory thereof or of any non-United States country, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (d) copyrighted works, copyrights, whether or not registered, and registrations and applications for registration thereof in the United States and any non-United States country, and all rights therein provided by international treaties or conventions, (e) moral rights (including rights of paternity and integrity), and waivers of such rights by others, (f) computer software, including source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, documentation and other materials related thereto, (g) confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (h) copies and tangible embodiments of all the foregoing, in whatever form or medium, (i) all rights to obtain and rights to register trademarks and copyrights, and (j) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement of any of the foregoing.
"International Employee Plan" shall mean a Plan that is maintained primarily for the benefit of Vuforia Business Employees outside the United States.
"IRS" shall have the meaning set forth in Section 3.13(a).
"Legal Proceeding" shall mean any lawsuit, court action or other judicial proceeding by or before any Governmental Authority.
"Liability" shall mean any debt, obligation, duty or liability of any nature (whether known, unknown, disclosed, undisclosed, matured, unmatured, accrued, unaccrued, asserted, unasserted, absolute, contingent or otherwise), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
"Licensed Software" shall mean the "Licensed Software" (as such term is defined in the Copyright and Trade Secret License Agreement).
"Material Adverse Effect."  An event, violation, inaccuracy, circumstance, change or other matter will be deemed to have a "Material Adverse Effect"  if such event, violation,

inaccuracy, circumstance, change or other matter has a material adverse effect on (a) the financial condition or financial performance of the Vuforia Business, (b)  the Licensed Software and the Purchased Assets, taken as a whole, or (c) the ability of Seller to consummate the transactions contemplated by this Agreement or to perform any of their obligations under this Agreement.  Notwithstanding the foregoing, in no event shall any of the following constitute a Material Adverse Effect: (i) any event, circumstance, change or other matter generally affecting the industry in which the Vuforia Business is operated or arising from changes in general business or economic conditions; (ii) any event, circumstance, change or other matter (including delays in customer orders, a reduction in sales, a disruption in supplier, distributor or similar relationships or loss of employees) resulting from or arising out of the announcement or pendency of the transactions contemplated by this Agreement or the Ancillary Agreements or the fact that Purchaser (rather than another party) is the purchaser of the Vuforia Business; (iii) any event, circumstance, change or other matter resulting from actions taken by Seller or its Affiliates that are required by this Agreement or any of the Ancillary Agreements; (iv) the effect of any change arising in connection with natural disasters, earthquakes, hostilities, acts of war (whether declared or not), sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (v) the failure of Seller and its Affiliates to meet any of their internal projections or budgets relating to the Vuforia Business; or (vi) the effect of any changes in applicable laws or accounting rules, so long as such change does not have a disproportionate effect on the Vuforia Business.
"Material Contract" shall mean any of the following types of (a) Transferred Contracts or (b) contracts or agreements to which the Swiss Subsidiary is a party:
(i)            any contract (or group of related contracts) that requires future payments by or to Seller or the Swiss Subsidiary in excess of $250,000 in any calendar year for the purchase or sale of goods, equipment, supplies, products or other personal property, or for the provision or receipt of services, in each case if such contract is not terminable without monetary penalty on 90 days' or shorter notice, provided, however, that penalty shall not include requirements to reimburse expenses and pay reasonable wind-down costs in connection with the termination of such contract;
(ii)            all real property leases;
(iii)            all employment or consulting contracts with Vuforia Business Employees or consultants with an annual base salary or consulting fee obligation in excess of $250,000 (excluding, in each case, proprietary information agreements, confidentiality agreements and other standard employment agreements, in each case, on terms substantially similar to those set forth in the standard form proprietary information agreements, confidentiality agreements and employment agreements made available to Purchaser for review) and all employment agreements with Vuforia Business Employees that contain severance obligations that differ from the standard severance benefits provided by the applicable employer;
(iv)            all collective bargaining agreements or similar agreements with any union, works council, labor association, or other labor organization;

(v)            all contracts for the acquisition or disposition of a business, material product line, material amount of assets or all or substantially all of the capital stock of any other Person entered into at any time during the three (3) year period immediately preceding the date of this Agreement;
(vi)            all contracts that prohibit Seller or the Swiss Subsidiary from entering into any line of business, acquiring any other Person, competing with any Person or in any market or geographical area;
(vii)            all contracts forming a joint venture or partnership arrangement;
(viii)             all contracts imposing "most favored nation" pricing terms;
(ix)            all settlement agreements with any Governmental Authority or that have unsatisfied payment obligations in excess of $250,000;
(x)            all contracts evidencing any obligations on the part of the Swiss Subsidiary with respect to the issuance, sale, repurchase or redemption of any equity securities of the Swiss Subsidiary (other than share purchase or subscription agreements under which there are no material continuing obligations as of the date of the Agreement); and
(xi)            all contracts that restrict the declaration, set aside or payment of any dividends or distributions on, or in respect of, any capital stock or equity interest of the Swiss Subsidiary (excluding this Agreement).
"Matter" shall mean any claim, demand, action, suit, examination, proceeding or other similar matter.
"Multiemployer Plan" shall have the meaning set forth in Section 3.13(b).
"Multiple Employer Plan" shall have the meaning set forth in Section 3.13(b).
"Transferred Non-Software Intellectual Property" shall have the meaning set forth in Section 1.1(c).
"Officer's Certificate" shall have the meaning set forth in Section 11.5(b).
"Offer Letter" shall have the meaning set forth in Section 7.1(a).
"Open Source Code" shall mean any software code that is distributed as "free software" or "open source software" or is otherwise distributed publicly in source code form under terms that permit modification and requires redistribution of such software in source code form.
"Owned Intellectual Property" shall mean that Intellectual Property owned by Seller.
"Patent Non-Assert Agreement" shall mean the Patent Non-Assert Agreement to be entered into between QUALCOMM and Purchaser at the Closing in substantially the form attached as Exhibit E, as may be amended from time to time.

"Patents" shall mean any and all United States, international and non-United States statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations‑in‑part, extensions and reexaminations thereof) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.
"Permitted Encumbrance" shall mean any lien or encumbrance (a) created or arising in the ordinary course of business, (b) created, arising or existing under or in connection with any of the Transferred Contracts, (c) in favor of, or created by or through, Purchaser or any Affiliate of Purchaser, (d) relating to any Taxes or other charges or levies of any Governmental Authority that are not yet due and payable (subject to Purchaser's rights to seek indemnification from Seller pursuant to Section 11.1(a)(iii)), (e) relating to, or created, arising or existing in connection with, any Legal Proceeding that is being contested in good faith, and (f) disclosed or otherwise referred to in the Seller Disclosure Schedule.
"Person" shall mean any individual, Entity or Governmental Authority.
"Personal Information" means any personally identifiable information in the possession or under the control of the Seller regarding any Person, including financial information and protected health information (as such term is defined under HIPAA), the use or disclosure of which is protected by applicable laws or regulations.
"Plans" shall have the meaning set forth in Section 3.13(a).
"Pre-Closing Period" shall have the meaning set forth in Section 6.8.
"Pre-Closing Tax Period" shall mean (a) any Tax period ending on or before the Closing Date and (b) the portion of any Straddle Period that relates to the period ending on the Closing Date.
"Privacy Laws" means any applicable laws, statutes, rules, regulations, codes, orders, decrees, and rulings thereunder of any federal, state, regional, county, city, municipal or local government of the United States or applicable foreign jurisdiction that apply to Personal Information.
"Prior Confidentiality Agreement" shall mean that certain mutual non-disclosure agreement dated as of July 26, 2015, between QUALCOMM and Purchaser, as amended from time to time.
"Purchase Price" shall have the meaning set forth in Section 1.4.
"Purchase Price Allocation" shall have the meaning set forth in Section 1.6.
"Purchased Assets" shall have the meaning set forth in Section 1.1.
"Purchaser" shall have the meaning set forth in the preamble to this Agreement.
"Purchaser Knowledge Persons" shall mean Iain Michel and Catherine Gorecki.

"Purchaser Prepared Return" shall have the meaning set forth in Section 6.7(b)(i).
"Purchaser Terminating Breach" shall have the meaning set forth in Section 9.1(d).
"QUALCOMM" shall mean QUALCOMM Incorporated, a Delaware corporation.
"Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and other representatives.
"SEC" shall mean the United States Securities and Exchange Commission.
"Seller" shall have the meaning set forth in the preamble of this Agreement.
"Seller Disclosure Schedule" shall mean the schedule (dated as of the date of this Agreement) delivered to Purchaser on behalf of Seller, a copy of which is attached to this Agreement as Exhibit F and incorporated in this Agreement by reference.
"Seller Knowledge Persons" shall mean Gerald V. Wright, Jr., Arvin J. Chander, and Eitan Pilipski.
"Seller Terminating Breach" shall have the meaning set forth in Section 9.1(e).
"Software" shall mean all computer software (including code, data, images, media, and content constituting or incorporated into computer software) and the tangible media on which it is recorded (in any form), except for (a) off-the-shelf software that is commercially available and (b) Open Source Code.
"Special Jurisdiction" shall mean jurisdictions other than the United States and Switzerland, including Belgium, the United Kingdom, Austria and Israel.
"Special Jurisdiction Employees" shall mean employees of Seller or its Affiliates identified on Schedule 7.3 who primarily provide services for the Vuforia Business in the Special Jurisdictions and who remain employees of Seller or its Affiliates immediately prior to the Closing.  Seller shall provide Purchaser, at least two (2) business days prior to Closing, with an updated list of the Special Jurisdiction Employees, solely to reflect deletions.
"Statement Date" shall mean September 27, 2015.
"Straddle Period" shall mean any Tax period that includes but does not end on the Closing Date.
"Surf Agreements" shall mean (a) the Amended and Restated Licensing Agreement dated December 23, 2013 between the Swiss Subsidiary and ETH Zurich, (b) the Software License Agreement between the Swiss Subsidiary and ARToolworks Inc. dated June 29, 2012, and (c) the Software License Agreement between the Swiss Subsidiary and Pattersnap Limited dated January 6, 2013.

"Swiss Subsidiary" shall mean Qualcomm Connected Experiences Switzerland AG (formerly: kooaba AG), a Swiss corporation limited by shares (Aktiengesellschaft) with a share capital of CHF 634,072.93, divided into 63,407,293 registered shares with a par value of CHF 0.01 each and with its corporate seat in Zurich, Switzerland.
"Swiss Subsidiary Retention Bonuses" shall mean the retention bonus payments to be paid to the Vuforia Swiss Employees listed on Schedule 7.8(b) pursuant to the applicable retention agreements between the Swiss Subsidiary and such employees, as in effect on the date hereof.
"Swiss Subsidiary Shares" shall have the meaning set forth in Section 1.1(f).
"Takeover Proposal" shall mean any proposal or offer from any Person (other than the Purchaser or one of its Affiliates or their respective Representatives) for any acquisition by such Person of all or substantially all of the equity securities of QUALCOMM or any tender offer or exchange offer that if consummated would result in any Person beneficially owning all or substantially all of the equity securities of QUALCOMM or any merger, consolidation, or business combination of QUALCOMM with any unaffiliated third party.
"Tax" or "Taxes" shall mean any federal, state, local, or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.
"Tax Contest" shall have the meaning set forth in Section 6.7(b)(iv).
"Tax Returns" shall mean any returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.
"Threshold" shall have the meaning set forth in Section 11.1(b).
"Trademark Assignment Agreement" shall mean the Trademark Assignment Agreement to be entered into between Seller (and/or the applicable Affiliate(s) of Seller) and Purchaser at the Closing in substantially the form attached as Exhibit G, as may be amended from time to time.
"Trademark License Agreement" shall mean the Trademark License Agreement to be entered into between QUALCOMM and Purchaser at the Closing in substantially the form attached as Exhibit H, as may be amended from time to time.
"Transferred Contracts" shall have the meaning set forth in Section 1.1(d).
"Transferred Intellectual Property" shall mean, collectively, (a) the Transferred Software; and (b) the Transferred Non-Software Intellectual Property.

"Transferred Software" shall have the meaning set forth in Section 1.1(b).
"Transition Services Agreement" shall mean the Transition Services Agreement to be entered into between Seller and Purchaser at the Closing in substantially the form attached as Exhibit I.
"Vuforia Balance Sheet" shall have the meaning set forth in Section 3.3.
"Vuforia Business" shall mean the business known as "Vuforia", as conducted as of the date hereof and as of the Closing Date by Seller and the Swiss Subsidiary.

"Vuforia Business Employee" shall mean any employee of Seller or its Affiliates (including the Swiss Subsidiary) who primarily provides services for the Vuforia Business.
 "Vuforia Business Software" shall mean, collectively, (a) the Transferred Software; and (b) the Licensed Software.

"Vuforia Employee Success Bonuses" shall mean the success bonus payments to be paid on the date that is sixty (60) days following the Closing Date to the Vuforia U.S. Employees, Special Jurisdiction Employees and Vuforia Swiss Employees, in an aggregate amount not to exceed $2,000,000, in accordance with the allocation mutually agreed between Seller and Purchaser.
"Vuforia Swiss Employees" shall mean the employees of the Swiss Subsidiary identified on Schedule 7.2 who primarily provide services for the Vuforia Business and who remain employees of the Swiss Subsidiary immediately prior to the Closing.  Seller shall provide Purchaser, at least two (2) business days prior to Closing, with an updated list of the Vuforia Swiss Employees, solely to reflect deletions.
"Vuforia U.S. Employees" shall mean the employees of Seller and its Affiliates identified on Schedule 7.1 who primarily provide services for the Vuforia Business in the United States and who remain employees of the Seller or its Affiliates immediately prior to the Closing.  Seller shall provide Purchaser, at least two (2) business days prior to Closing, with an updated list of the Vuforia U.S. Employees, solely to reflect deletions.
"WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and any similar state, local or non-U.S. law or regulation, including Sections 1400 through 1408 of the California Labor Code.